NON-EXCLUSIVE PATENT LICENSE

        THIS NON-EXCLUSIVE PATENT LICENSE (this “Agreement”) is made and entered into as of the 29th day of March, 2007 (the “Effective Date”), by and among Palomar Medical Technologies, Inc., a Delaware corporation, with offices at 82 Cambridge Street, Burlington, MA 01803 (“Palomar”), Alma Lasers, Inc., a Delaware corporation, with offices at 485 Half Day Road #100, Buffalo Grove, IL 60089, and Alma Lasers, Ltd., an Israeli company, with offices at 7 Halamish Street, Caesarea Industrial Park, Caesarea, Israel 38900 (Alma Lasers, Inc. and Alma Lasers, Ltd., collectively, “Alma”) (Palomar on the one hand, and Alma together with all Alma Affiliates (as defined below) on the other hand, each a “Party”, and together, the “Parties”).

WITNESSETH:

        WHEREAS, Palomar and MGH (as defined below), on the one hand, and Alma Lasers, Inc., on the other hand, are parties to a certain patent-related Lawsuit (as defined in the Settlement Agreement (as defined below));

        WHEREAS, Palomar and MGH, on the one hand, and Alma Lasers, Inc., on the other hand, have agreed to enter into that certain Settlement Agreement, to be executed contemporaneously with this Agreement (the “Settlement Agreement”), pursuant to which Palomar and MGH, on the one hand, and Alma Lasers, Inc., on the other hand, will settle the patent infringement claims in the Lawsuit among other things;

        WHEREAS, Palomar has a license from MGH under the Anderson Patents (both as defined below) relating to the use of light to remove hair; and

        WHEREAS, Alma and Alma Affiliates desire to obtain, and Palomar is willing to grant, a non-exclusive, royalty-bearing sublicense under the Anderson Patents to develop and commercialize products developed by Alma and Alma Affiliates under the terms of the Settlement Agreement and the following terms and conditions.

        NOW THEREFORE, the Parties hereby agree as follows:

1.	Definitions. The following terms (and their correlatives), in addition to terms defined on first use herein, shall have the meanings set forth below:

1.1.	Affiliates.

(a)

“Alma Affiliate”shall mean any person or entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Alma (i) as of the Effective Date or (ii) after the Effective Date provided such person or entity is not an Excluded Third Party at the time such person or entity first meets the foregoing control requirements (unless Palomar provides its written consent in its sole discretion), in each case of clauses (i) and (ii), only for so long as such person or entity satisfies the foregoing control requirements. For clarity, any Third Party that does not become an “Alma Affiliate” hereunder because of the reference to “Excluded Third Party” in clause (ii) above shall continue to be treated as a “Third Party” for all purposes hereunder.

(b)

“Palomar Affiliate”shall mean any person or entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Palomar (i) as of the Effective Date or (ii) after the Effective Date, in each case of clauses (i) and (ii), only for so long as such person or entity satisfies the foregoing requirements.

(c)

“Affiliates” shall mean, with respect to any Third Party, any person or entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Third Party, in each case only for so long as such person or entity satisfies the foregoing requirement.

        For purposes of this Section 1.1, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” shall mean (i) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise, or (ii) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of an entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity); provided, that if local law restricts foreign ownership, “control” shall be deemed established by direct or indirect ownership of the maximum ownership percentage that may, under such local law, be owned by foreign interests.

1.2.	“Alma Modules” shall mean Alma Hair Modules and Alma Other Modules, each as defined below:

(a)

“Alma Hair Module” shall mean any energy source module, Sold by Alma or Alma Affiliates, that is marketed as being capable of using or uses or is incorporated into a product or system that uses optical radiation to remove hair. For clarity and without limitation, if in addition to using optical radiation to remove hair, an Alma Hair Module may be used for the treatment of skin (including treatment of vascular and pigmented lesions, acne, fat, cellulite, wrinkles, scars and tattoos, skin tightening, and for other dermatological applications), or other treatment or cosmetic purpose(s), it shall in all events remain an “Alma Hair Module” hereunder.

(b)

“Alma Other Module” shall mean any energy source module, Sold by Alma or Alma Affiliates, that is marketed as being capable of using or uses or is incorporated into a product or system that uses optical radiation for the treatment of skin (including treatment of vascular and pigmented lesions, acne, fat, cellulite, wrinkles, scars and tattoos, skin tightening, and for other dermatological applications) or other treatment or cosmetic purposes, other than hair removal; in all events, other than an Alma Hair Module.

1.3.

“Alma Products” shall mean Alma Hair Products and Alma Combination Products, each as defined below. “Alma Other Product” shall mean any product, system, component or accessory, Sold by Alma or Alma Affiliates, that (i) is not an Alma Product, and (ii) that is marketed as being capable of using or uses or is incorporated into a product or system that uses one or more Alma Other Modules. As of the Effective Date, there are no “Alma Other Products” for purposes of this Agreement.

(a)

“Alma Combination Product” shall mean any product, system, component or accessory, Sold by Alma or Alma Affiliates, (i) that as of the date of its Sale, is marketed as being capable of using both at least one Alma Other Module and at least one Alma Hair Module, and (ii) the manufacture, use, sale, offering for sale, or importation of which with an Alma Hair Module, absent the sublicense granted by Palomar herein, would infringe a Valid Claim of the Anderson Patents. For clarity and without limitation, Exhibit A lists Alma Combination Products in existence up to the Effective Date and sets forth examples of when an Alma Other Product or an Alma Hair Product shall become an “Alma Combination Product” hereunder (and an example of a marketing technique which does not change an Alma Hair Product into an “Alma Combination Product” hereunder).

(b)

“Alma Hair Product” shall mean any product, system, component or accessory, Sold by Alma or Alma Affiliates, (i) that contains an Alma Hair Module, (ii) the manufacture, use, sale, offering for sale, or importation of which, absent the sublicense granted by Palomar herein, would infringe a Valid Claim of the Anderson Patents, and (iii) that as of its date of Sale, is not marketed for use in combination with an Alma Other Module. For clarity and without limitation, Exhibit B provides additional clarifications and lists items that are Alma Hair Products in existence up to the Effective Date.

1.4.	“Alma Sublicensee” shall mean any Third Party to which Alma or an Alma Affiliate grants a permitted sublicense pursuant to Section 2.2 under the sublicense grant from Palomar in Section 2.1.

1.5.

“Anderson Patents” shall mean (i) the Patents set forth on Exhibit C, and (ii) all other Patents that claim the right of priority to, or enjoy the benefit of an earlier filing date of, in whole or in part, directly or indirectly, one or more of the Patents identified in the immediately preceding clause (i).

1.6.

“Consumer Field” shall mean the field in which products or systems are intended for or marketed to consumers for personal use. For the avoidance of doubt, the “Consumer Field” shall exclude products or systems in the Professional Field.

1.7.	“Excluded Third Party” shall mean any Third Party and its Affiliates against which:

(a)	any suit or action involving any Anderson Patent has been instituted between Palomar or any Palomar Affiliates and such Third Party or any of its Affiliates; or

(b)	Palomar or any of Palomar Affiliates has an outstanding injunction pertaining to infringement of the Anderson Patents;

provided, however, that an Excluded Third Party to which Palomar grants a non-exclusive sublicense under the Anderson Patents within the Professional Field, which sublicense agreement has materially the same terms as this Agreement, shall no longer be deemed an “Excluded Third Party” hereunder effective upon the effective date of such sublicense grant; provided, further, that in the event of an Acquisition (as defined in Section 2.2(e)), such sublicense granted to such Third Party and the terms of such sublicense agreement (and not this Agreement) shall apply to such Third Party’s product(s) and technology, and improvements and derivatives thereto.

1.8.	“Gillette” shall mean The Gillette Company, and its successors and permitted assigns of the Gillette Agreement.

1.9.

“Gillette Agreement” shall mean that certain “Amended and Restated Development and License Agreement” between Palomar and The Gillette Company entered into as of February 14, 2007 and effective as of February 14, 2003, as such agreement is amended as of the Effective Date, including the Amendment to the “Amended and Restated Development and License Agreement” between Palomar and The Gillette Company entered into as of February 14, 2007 and effective as of February 14, 2003, and as such agreement may be amended or restated thereafter in a manner that is not materially inconsistent with the terms of this Agreement. A copy of the Gillette Agreement, excluding exhibits thereto and redactions of other commercially sensitive information, as amended as of the Effective Date is attached hereto at Appendix A.

1.10.

“Licensed Products” shall mean Alma Products (including those Alma Hair Modules that alone amount to an “Alma Product” hereunder), provided in each case that such Alma Product is Sold, marketed, promoted and branded primarily as a product of Alma or one or more of Alma Affiliates. For clarity, Licensed Products may include future energy source modules, products, systems, components or accessories Sold by Alma or Alma Affiliates after the Effective Date, as long as such energy source module, product, system, component and accessory satisfies in full the definitional requirements for a “Licensed Product” (and its subsidiary definitions) hereunder.

1.11.	“MGH” shall mean The General Hospital Corporation in Boston, Massachusetts.

1.12.

“MGH Agreement” shall mean that certain “License Agreement” between Palomar and MGH dated as of August 18, 1995, as such agreement is amended as of the Effective Date and as such agreement may be amended or restated thereafter in a manner that is not materially inconsistent with the terms of this Agreement. A copy of the MGH Agreement, as redacted, as amended as of the Effective Date is attached hereto at Appendix B.

1.13.

“Net Sales” shall mean, subject to the remainder of this Section 1.13, all amounts invoiced by Alma and Alma Affiliates, for the Sale to Third Parties of Licensed Products (collectively, the “Actual Amounts”), less: (i) allowances and adjustments actually credited to customers for damaged and returned product (which allowances and adjustments may be taken only on a product-by-product basis, that is an allowance or adjustment on one product, for example, Sonata System, shall not be taken against Sales of another type of product, for example, a Soprano System or Harmony System); (ii) promotional, trade, quantity, cash and prompt payment discounts separately identified on the invoice and actually allowed and taken; and (iii) Third Party charges of the following kinds collected by the seller from the buyer and separately identified on the invoice: transportation charges, insurance charges for transportation, sales taxes, excise taxes and customs duties, and governmental charges levied on or measured by the sale; provided that: (1) no deductions shall be made from Actual Amounts for any royalties owed or paid to any person or entity; and (2) Net Sales shall include upgrades or additions to, or partial replacements for, Licensed Products, where upgrades include but are not limited to swapping a new Licensed Product for a buyer’s existing product.

        For clarity and without limitation, this definition of Net Sales includes Alma Combination Products which do not include an Alma Hair Module for which no royalties are due Palomar hereunder for their Sale. However, as provided in Section 4.4, subsequent Sales of Alma Hair Modules for use with such Alma Combination Products shall affect royalties owed to Palomar. Thus, it shall be necessary to determine and keep records of the Net Sales attributable to all such Licensed Products. As a consequence, inclusion of a Licensed Product in this definition of Net Sales, by itself, shall not indicate that royalties are necessarily due Palomar hereunder on the Sale of such Licensed Product.

        The following paragraphs provide additional non-limiting examples for calculating Net Sales hereunder:

o	Trade-in of a first Alma Product (such as a Sonata System) in connection with the Sale of a second Alma Product (such as a Soprano System) shall be treated as follows: (i) the Net Sales attributed to the Sale of such second Alma Product (a) shall not include any deduction or other reduction for the trade-in given by Alma for such first Alma Product, unless Alma paid royalties to Palomar hereunder upon the Sale of such first Alma Product (e.g., there shall be no such deduction or other reduction when such first Alma Product is an Alma Other Product), and (b) shall be calculated as set forth in this definition, and such Sale of such second Alma Product shall be subject to the royalty obligations set forth in Section 4.4, and (ii) the Net Sales attributable to any re-Sale of such first Alma Product shall be calculated as set forth in this definition, and such re-Sale of such first Alma Product shall be subject to the royalty obligations set forth in Section 4.4. For example, without limiting the generality of the foregoing, if a customer purchases from Alma a Sonata System for $60,000 before January 1, 2008, then under Section 4.4, Alma is obligated to pay Palomar a royalty of $5,100 on such Sale of the Sonata System (8.5% of $60,000). If that customer then purchases from Alma a Soprano System for $120,000 and is provided a credit of $20,000 in connection with a trade-in of such Sonata System that such customer previously purchased before January 1, 2008 (thus paying Alma $100,000), then under Section 4.4, Alma is obligated to pay Palomar a royalty of $8,500 on such Sale of the Soprano System (8.5% of $100,000) and no amount shall be due hereunder for the $20,000 credit provided for the Sonata System. If Alma then re-Sells the traded-in Sonata System for $40,000 before January 1, 2008, then under Section 4.4, Alma is obligated to pay Palomar a royalty of $3,400 on such re-Sale of the traded-in Sonata System (8.5% of $40,000).

o	Installation charges, whether or not separately invoiced or identified on an invoice, shall not be deducted from the Actual Amounts.

o	Charges for the standard warranty for a Licensed Product, whether or not separately invoiced or identified on an invoice, shall not be deducted from the Actual Amounts. However, charges separately identified on an invoice for an extended warranty (after deducting appropriate charges for the standard warranty) may be deducted from Actual Amounts.

o	Charges for standard or basic training (often referred to as inservice training or initial training) or any training by Alma or Alma Affiliates (collectively referred to as “Standard Training”) for a Licensed Product, whether or not separately invoiced or identified on an invoice, shall not be deducted from the Actual Amounts. However, charges separately identified on an invoice for additional training by a Third Party (after deducting appropriate charges for the Standard Training, if such Third Party is to provide the Standard Training) may be deducted from Actual Amounts.

o	Excluding physically separate light-based systems which are covered in the following paragraph on Bundled Packages, charges for other products, accessories, parts or items listed on an invoice along with a Licensed Product, with no separate and distinct price set forth for those other products, accessories, parts or items on the invoice in question, shall not be deducted from Actual Amounts.

        If Alma or any Alma Affiliate Sells one or more Licensed Product(s), in combination with other, physically separate light-based systems that are not Licensed Products at a single price (a “Bundled Package”), then the Net Sales attributable to such Licensed Product(s), for the purpose of determining Net Sales attributable hereunder, shall be calculated by multiplying the Net Sales of such Bundled Package by the fraction A/(A+B), where A is the average Net Sales price of Licensed Product(s) in the relevant country during the applicable calendar quarter as Sold separately in bona fide arms-length transactions by the selling party (i.e., Alma or an Alma Affiliate, who shall be deemed to be a “Selling Party”), and B is the total average Net Sales price of all other light-based system(s) in the Bundled Package that are not Licensed Product(s) in the relevant country during the applicable calendar quarter, as Sold separately in bona fide arms-length transactions by such Selling Party. If, in any given country and applicable calendar quarter, the Licensed Product(s) and other light-based system(s) included in a Bundled Package are not all Sold separately in bona fide arms-length transactions in such country by the same Selling Party, Net Sales of a Licensed Product(s) included within the Bundled Package shall be calculated using the formula above, using the average Net Sales price in the United States for the applicable calendar quarter of the Licensed Product(s) and the other light-based system(s), again in bona fide arms-length transactions by a single Selling Party. If no average Net Sales prices of the Licensed Product(s) and the other such light-based system(s) is available for the United States for the applicable calendar quarter from bona fide arms-length transactions by a single Selling Party, the Net Sales of the Licensed Product(s) shall be the aggregate Net Sales of such assemblage of Products without deduction of any kind.

        For clarity, (i) subject to clause (iii) below, transfer of a Licensed Product within Alma or between Alma and Alma Affiliates for subsequent Sale to a Third Party shall not be considered a Sale until a Sale is made to a Third Party and the Net Sales shall be based on the Sale to the Third Party of such Licensed Product by Alma or Alma Affiliates, (ii) a Licensed Product shall be considered “Sold” upon the earlier of shipment of or receipt of payment for such Licensed Product or Alma or any Alma Affiliate recognizing revenue with respect to such sale of Licensed Product in accordance with U.S. generally accepted accounting principles, consistently applied, and all royalty obligations on Net Sales of such Licensed Product shall accrue upon the time of Sale regardless of the time of collection by the selling entity, (iii) sales of Licensed Products by Alma Sublicensees (including sales by distributors and subdistributors) shall not give rise to Net Sales hereunder because those products shall have already been Sold by Alma or Alma Affiliates to such Alma Sublicensees, with the Net Sales arising from such Sale already accounted for under this definition; provided, however, that a Sale or transfer of Licensed Products by Alma or Alma Affiliates to Alma Sublicensees that purchase such Licensed Products for the resale or distribution of such Licensed Products in the United States shall not be considered a Sale hereunder until a Sale is made by such Alma Sublicensee or a Third Party distributor in the United States and the Net Sales shall be based on such Sale of such Licensed Product by such Alma Sublicensee or Third Party distributor in the United States, (iv) “amounts invoiced” as used above shall include the value of any monetary or other consideration to be received by Alma or any Alma Affiliates from a Sale of any Licensed Product, (v) Net Sales shall be deemed to be equal to, for any Licensed Product (a) Sold to any Third Party for less than the seller is then charging in bona fide arms-length transactions for comparable products or (b) donated, transferred or given away free of charge, in each case of clauses (a) and (b), the average Net Sales price of such Licensed Product in bona fide arms-length transactions by such seller, (vi) all Sales to any distributors shall include the fair market value of all cash and other consideration received from such distributor, and (vii) all of the amounts specified in this definition shall be determined from the books and records of Alma and Alma Affiliates maintained in accordance with U.S. generally accepted accounting principles, consistently applied.

1.14.

“Patents” shall mean (i) any patents and patent applications and any patents issuing therefrom worldwide, (ii) any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates, term extensions (under patent or other law), certificates of invention and the like, of any such patents or patent applications, and (iii) any foreign or international equivalents of any of the foregoing.

1.15.

“Professional Field” shall mean the field in which products or systems are intended or marketed for sale to doctors, health care providers, beauty care professionals or other commercial service providers for use on or with patients or customers (and not for resale to any person or entity for personal use).

1.16.

“Sale” shall mean, with respect to a Licensed Product, the sale, distribution, lease, use (including training, preceptorships, marketing and promotional uses), cost-per-shot arrangements and any other arrangement in which monetary or other consideration is to be received by Alma or one or more Alma Affiliates for the use of such Licensed Product. For clarity, the donation, transferring or giving away free of charge of any Licensed Product hereunder shall constitute a Sale.

1.17.	“Third Party” shall mean any person or entity, other than Palomar, Alma or any Palomar Affiliates or Alma Affiliates.

1.18.

“Valid Claim” shall mean either (i) a claim of an issued and unexpired Patent which has not been revoked or held permanently unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through opposition, reissue, re-examination or disclaimer or otherwise, or (ii) a claim of a pending application for a Patent which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of said application.

2.	License Grants.

2.1.

Sublicense Grant by Palomar. Subject to the terms and conditions of this Agreement, Palomar hereby grants to Alma and Alma Affiliates a worldwide, royalty-bearing, non-exclusive sublicense, under the Anderson Patents, to make, use, sell, offer for sale and import Licensed Products (provided that those Alma Hair Modules that alone amount to an “Alma Product” hereunder are used exclusively with other Alma Products or Alma Other Products and no other products or systems of Alma, Alma Affiliates or any Third Parties), in each case only for hair removal and only outside of the Consumer Field. It is understood and agreed that (i) the foregoing sublicense grant shall cover only those Licensed Products Sold for which royalties are paid to Palomar hereunder as provided in Section 4 (including with respect to Sales of Licensed Products occurring before the Effective Date for which Alma pays royalties hereunder as specified in Section 4.2), (ii) the foregoing sublicense grant automatically extends, without any further action by Alma or any Alma Affiliates, to each person and entity that is an “Alma Affiliate” as of the Effective Date or becomes an “Alma Affiliate” thereafter, but only for so long as such person or entity remains an “Alma Affiliate” hereunder, and (iii) Palomar shall be in direct privity under this Agreement with any Alma Affiliate as a result of such sublicense grant.

2.2.	Related Licensing Provisions.

(a)

Limited Sublicensing Rights. Alma and Alma Affiliates shall not have any right to grant to any Third Parties any further sublicenses under the sublicense grant set forth in Section 2.1, nor shall any purported sublicenses under such sublicense grants made by Alma or any Alma Affiliates or any of their sublicensees prior to the Effective Date be valid or enforceable, except Alma, and only those Alma Affiliates that are wholly-owned by Alma (directly or indirectly, and taking into account any local law restrictions as noted in Section 1.1) and no other Alma Affiliates, may grant sublicenses only as may be necessary for (i) Third Parties to distribute Licensed Products Sold by Alma or Alma Affiliates and for which royalties are payable to Palomar on Net Sales hereunder, or (ii) the manufacture of Licensed Products by Third Parties for sale only to Alma or Alma Affiliates and for which royalties are payable to Palomar on later Net Sales hereunder of such Licensed Products by Alma or Alma Affiliates, provided that, for each of clauses (i) and (ii), any such Third Parties are not Excluded Third Parties, and further provided that any such sublicense grants shall apply only to activities occurring on or after the actual date such sublicense grant is first memorialized in writing (and not before). Alma Sublicensees shall not have the right to grant any sublicenses under any such sublicense grant by Alma or Alma Affiliates. Alma shall be responsible to Palomar for the performance of any Alma Affiliates and Alma Sublicensees under any provisions of this Agreement for which Alma or any Alma Affiliate is responsible, even if such person or entity is also responsible to Palomar. No purchaser of any Licensed Product shall, by operation of this Agreement, receive any license, sublicense or other rights in, to or under the Anderson Patents that exceeds the scope and terms of the sublicense grant set forth in Section 2.1, notwithstanding the patent exhaustion/first sale doctrine. Apart from the foregoing limited right to grant further sublicenses, Alma and Alma Affiliates shall not have any right to make an Assignment or otherwise Transfer such sublicense grant except pursuant to Section 9.3.

(b)

License Field Limitation. Notwithstanding anything contained herein to the contrary, (i) Alma and Alma Affiliates shall not exercise, (ii) Alma shall not allow any Alma Affiliates or Alma Sublicensees to exercise, and (iii) with respect to any distributor, sublicense or other agreements entered into by Alma or any Alma Affiliates, or purchase orders issued or accepted by Alma or any Alma Affiliates, in each case after the Effective Date, Alma shall expressly prohibit in writing all Alma Affiliates and Alma Sublicensees from exercising, the sublicense grant provided for in Section 2.1 within the Consumer Field. With respect to not allowing certain activities by Alma Sublicensees as set forth in clause (ii) of the 1st sentence of this Section 2.2(b), the Parties understand and agree that, without limiting Alma and an Alma Affiliate’s obligations under such clause, once Alma or any Alma Affiliate learns of any violation of their obligations not to allow any Alma Sublicensee to conduct those prohibited activities, Alma and Alma Affiliates shall promptly use commercially reasonable efforts to end all such prohibited activities by such Alma Sublicensee within a commercially reasonable time period, and if unable to end all such prohibited activities by such efforts, shall in all events within six (6) months of first learning of any such prohibited activities by such Alma Sublicensee: (x) terminate the sublicense to such Alma Sublicensee; and (y) stop Selling (directly or indirectly through other Alma Sublicensees or otherwise) Licensed Products to such Alma Sublicensee. If Palomar notifies Alma in writing of any Alma Sublicensee conducting any such prohibited activities, Alma shall thereafter confirm in writing to Palomar that Alma has complied with the immediately preceding sentence for such Alma Sublicensee.

(c)

Patent Marking. Alma and Alma Affiliates shall mark all Licensed Products Sold after the Effective Date in accordance with the patent laws, if any, of the jurisdictions in which such Licensed Products are manufactured, used or Sold. Without limitation, Alma and Alma Affiliates shall mark all Licensed Products Sold in the United States after the Effective Date with the applicable U.S. patent numbers of the applicable Anderson Patents.

(d)

Palomar’s Right to Grant Other Sublicenses. Subject to the terms of this Agreement, Palomar retains the right to grant sublicenses and other rights in and to the Anderson Patents as Palomar may deem appropriate in its sole discretion.

(e)

Excluded Third Parties. The Parties intend that no Excluded Third Party, or any of their products or other technology, is to be granted any rights under the Anderson Patents sublicensed by Palomar under Section 2.1, either through the direct sublicense from Palomar to Alma and Alma Affiliates under Section 2.1 or as an Alma Sublicensee. Thus, the Parties have agreed to preclude any Excluded Third Party from becoming an “Alma Affiliate” hereunder as provided in Section 1.1(a), and further have agreed to preclude any Assignment of this Agreement by Alma or any Alma Affiliate to or otherwise involving any Excluded Third Party under Section 9.3. Further, Alma and Alma Affiliates hereby agree that to the extent that any of them acquires any rights or interest in or to any product(s) or other technology from any person or entity while or after such person or entity is an “Excluded Third Party” hereunder, whether by Assignment under Section 9.3, asset purchase or sale, bankruptcy, conveyance, lease, distribution arrangement, manufacturing arrangement (including any foundry arrangement), license, sublicense, option, other transfer or any other transaction of any type (any such transaction, an “Acquisition”), the sublicense grant set forth in Section 2.1 (or any sublicense thereunder granted pursuant to Section 2.2) shall not apply to such product(s) or technology or any improvements or derivatives thereto (even if such person or entity at some time after the applicable Acquisition is no longer an “Excluded Third Party” hereunder, whether pursuant to the provisos set forth in Section 1.7 or otherwise), and Palomar and its sublicensees shall retain any and all rights to enforce the Anderson Patents against Alma, Alma Affiliates, such Excluded Third Party or any other Third Party with respect to the same.

(f)

Prosecution. As between the Parties, Palomar shall have the sole right, but not the obligation, in its sole discretion (subject to the MGH Agreement) to prosecute, maintain, enforce and defend the Anderson Patents, and Alma and Alma Affiliates shall have no rights with respect to any such activities.

(g)

Other Transactions. Palomar may assign, convey, sell, lease, encumber, license, sublicense or otherwise transfer to or grant any right in or to (collectively, “Transfer”) a Third Party or Palomar Affiliate any and all of the Anderson Patents or the MGH Agreement, provided that any such transaction is made subject to the sublicense grant to Alma and Alma Affiliates set forth in Section 2.1 and shall not impose any additional obligations on Alma or Alma Affiliates.

(h)

Licensing Fees. Except as otherwise expressly provided herein, any amounts or other consideration owed by Palomar to any Third Party or Palomar Affiliate on account of the sublicense grant to Alma and Alma Affiliates set forth in Section 2.1 shall be the sole responsibility of Palomar.

2.3.

MGH Agreement. Palomar represents and warrants to Alma that the MGH Agreement, as redacted and attached hereto as Appendix B, is true and complete and in effect as of the Effective Date. In the event that the MGH Agreement is terminated for any reason before the expiration of all of the Valid Claims of the Anderson Patents, Alma and Alma Affiliates shall no longer have any further patent royalty obligations to Palomar under this Agreement from the date of such termination (other than for patent royalty obligations accrued hereunder before such date). Notwithstanding anything contained herein to the contrary, Palomar shall have no liability of any kind whatsoever as a result of any such termination.

2.4.

No Other Rights. Alma acknowledges and agrees that, as between the Parties, Palomar and MGH have all right, title and interest in and to the Anderson Patents, and that Alma and Alma Affiliates shall acquire no right, title or interest in or to the Anderson Patents, by implication, estoppel or otherwise, other than the sublicense grant to Alma and Alma Affiliates set forth in Section 2.1 or as otherwise expressly provided herein.

3.	Other Obligations of Alma.

3.1.	Definitions for this Section 3.

(a)

“Exploit” shall mean to make, have made, import, use, sell, or offer for sale, including to research, develop, register, modify, enhance, improve, Manufacture, have Manufactured, formulate, have used, export, transport, distribute, promote, market or have sold or otherwise dispose of.

(b)

“Exploitation” shall mean the making, having made, importation, use, sale, offering for sale or disposition of a product or process, including the research, development, registration, modification, enhancement, improvement, Manufacture, formulation, optimization, import, export, transport, distribution, promotion or marketing of a product or process.

(c)	“Manufacture” shall mean, with respect to a product or system, the manufacturing, processing, formulating, packaging, labeling, holding and quality control testing of such product or compound.

3.2.	Covenants.

(a)

For as long as the sublicense grant by Palomar to Alma and Alma Affiliates set forth in Section 2.1 is in effect (the “Sublicense Term”), Alma and Alma Affiliates shall not Exploit or otherwise practice the sublicenses to the Anderson Patents granted to Alma and Alma Affiliates by Palomar under Section 2.1 by:

(i)	developing any Licensed Products intended by Alma or any Alma Affiliates for use (in whole or in part) in the Consumer Field;

(ii)	marketing any Licensed Products in the Consumer Field; or

(iii)

developing or commercializing in or outside the Consumer Field any Female Accessory Product during its period of commercialization by Gillette or any Gillette licensee, provided that any apparatus, component, accessory, disposable or Consumable as to which Alma or any Alma Affiliate has expended material financial and other resources on its development or commercialization as a Light-Based Accessory Product before such Female Accessory Product is first commercialized by Gillette or any Gillette licensee shall not be subject to the restriction contained in this Section 3.2(a)(iii). All capitalized terms used in this Section 3.2(a)(iii), but not defined herein, shall have the meanings ascribed to them in the Gillette Agreement.

(b)

During the Sublicense Term, Alma and Alma Affiliates shall label Licensed Products commercialized outside the Consumer Field pursuant to the sublicense to the Anderson Patents granted to Alma and Alma Affiliates by Palomar under Section 2.1 with the following phrase (or similar words which fairly convey such products are for use only outside the Consumer Field): “not intended for consumer self-use.”

(c)

During the Sublicense Term, Alma and Alma Affiliates shall not, in the development and commercialization of Licensed Products outside the Consumer Field pursuant to the sublicense to the Anderson Patents granted to Alma and Alma Affiliates by Palomar under Section 2.1, intentionally (1) design, modify or otherwise improve any such Licensed Product(s) with the goal or intent of improving its efficacy or performance in the Consumer Field, or (2) optimize, induce, support or encourage the use of any such Licensed Products in the Consumer Field.

(d)

The covenants of Alma and Alma Affiliates contained in Sections 3.2(a)(i), 3.2(a)(ii) and 3.2(c) shall not prevent Alma or any Alma Affiliates from conducting any activity, or exercising or granting any licenses or other rights, with respect to the practice of the Anderson Patents, that has as its goal or intent Exploitation of a product or system outside the Consumer Field and not Exploitation of a product or system in the Consumer Field, notwithstanding the possibility that such activity, exercise or grant may have applications in the Consumer Field.

(e)

All Consumer Field Users (as defined in Section 3.3(a)), other than Palomar, are hereby granted third-party beneficiary rights to enforce the provisions of this Section 3.2 provided that Palomar has granted such Consumer Field Users such rights in writing.

3.3.	Economic Adjustments for Off-Label Sales.

(a)

Alma and Alma Affiliates each agrees to make payments to (i) Gillette, (ii) any other Third Party to which Palomar has granted an exclusive sublicense under the Anderson Patents in a field that in whole or in part falls within the Consumer Field, and (iii) Palomar (collectively, “Consumer Field Users”), as appropriate, in the manner set forth below, to compensate any of them for certain lost profits, if any, resulting from net off-label purchases during the Sublicense Term of Licensed Products commercialized pursuant to the sublicense to the Anderson Patents granted to Alma and Alma Affiliates by Palomar under Section 2.1, for use in the Consumer Field.

(b)

In the event that a Consumer Field User shall suffer Lost Profits (calculated in the manner set forth in Section 3.3(c)) in excess of Five Million Dollars (U.S. $5,000,000) in any calendar year, then such Consumer Field User may submit a written notice to Alma or any Alma Affiliate (a “Lost Profits Notice”) specifying its aggregate Lost Profits for such calendar year and enclosing copies of (A) the Independent Study (as defined below) supporting such calculation and (B) this Agreement. Within one hundred and eighty (180) days after receipt thereof, Alma or the Alma Affiliate, as applicable, shall (1) remit payment to such Consumer Field User, to such bank account designated in the Lost Profits Notice, in an amount equal to the difference between such Lost Profits and Five Million Dollars (U.S. $5,000,000) or (2) provide to such Consumer Field User a detailed written critique of such calculation, propose a revised calculation of such Consumer Field User’s Lost Profits based on a new Independent Study, and enclose a copy of such Independent Study. In the event that Alma or such Alma Affiliate, as applicable, shall propose a revised calculation, Alma or such Alma Affiliate, as applicable, and such Consumer Field User shall meet within thirty (30) days thereafter to attempt in good faith to negotiate an agreed level of Lost Profits, or otherwise settle the dispute. In the event that Alma or such Alma Affiliate, as applicable, and such Consumer Field User shall fail to reach agreement at such meeting, either of them may bring a lawsuit in any court of competent jurisdiction to resolve such dispute.

(c)

The Lost Profits of such Consumer Field User for a calendar year during the Sublicense Term shall be determined as follows. Such Consumer Field User shall retain, at its expense, a nationally-recognized economic consulting firm to determine, for such year, on the basis of accepted accounting, market research, sampling and survey methodology, (A) the sales by Alma, Alma Affiliates, Alma Sublicensees and Alma’s agents for such year of Licensed Products, commercialized pursuant to the sublicense under the Anderson Patents granted to Alma and Alma Affiliates by Palomar under Section 2.1, that displaced sales by or on behalf of such Consumer Field User of products, intended for use in the Consumer Field, that use optical radiation for therapeutic or cosmetic effect, and (B) the sales of such products for such year by such Consumer Field User and its affiliates, sublicensees and agents that displaced sales of such Licensed Products by or on behalf of Alma or Alma Affiliates, (C) the average net profit of such Consumer Field User for each unit of product sold (on a country-by-country basis, as relevant), (D) the loss of sales resulting from net off-label sales, calculated on the basis of (A) and (B), and (E) the lost profits attributable to such net off-label sales, calculated on the basis of (C) and (D) (the “Lost Profits”). Such determinations shall be summarized and documented in a report prepared by such nationally-recognized economic consulting firm (the “Independent Study”).

(d)

All Consumer Field Users, other than Palomar, are hereby granted third-party beneficiary rights with respect to the provisions of this Section 3.3 provided that Palomar has granted such Consumer Field Users such rights in writing.

3.4.	Other Provisions.

(a)

The provisions of this Section 3 shall apply to Alma Sublicensees to the same extent as Alma and Alma Affiliates. The provisions of this Section 3 shall be in effect for only as long as the Sublicense Term, and further shall be in effect with respect to any particular Consumer Field User for only as long as such Consumer Field User has an exclusive sublicense under the Anderson Patents in a field that in whole or in part falls within the Consumer Field, provided that the end of the Sublicense Term shall not affect any obligations of Alma or Alma Affiliates under this Section 3 that have accrued as of the end of the Sublicense Term.

(b)

Palomar represents and warrants to Alma as of the Effective Date that the Gillette Agreement, excluding exhibits and redactions of other commercially sensitive information, and attached hereto as of the Effective Date as Appendix A, is true and complete and in effect as of the Effective Date.

4.	Compensation.

4.1.

Flow-Chart. Attached hereto as Exhibit D are flow-charts showing how to determine royalty payments for the Sale of Licensed Products in accordance with the provisions of this Section 4. The Parties intend for those flow-charts and the provisions of this Section 4 to be read and construed as one document in order to understand the royalty obligations hereunder.

4.2.	Patent Royalties Arising from Past Sales.

(a)

Payment. Alma shall pay to Palomar within seven (7) days of the Effective Date Alma’s good faith estimate (which estimate for Sales of the Harmony System and Aria System to third party distributors outside the United States accruing before the Effective Date shall be made in accordance with the assumptions set forth in Section 4.2(d)) of the aggregate amount of royalties due pursuant to Section 4.4 for Sales of Licensed Products (except that the royalty rate applicable to Net Sales of such Licensed Products shall be nine and one half percent (9.5%) of such Net Sales) by Alma and Alma Affiliates accruing before the Effective Date, plus interest at the Applicable Rate (as defined in Section 4.2(b)). For clarity, such Sales shall include Sales of Licensed Products by predecessors in interest to Alma and Alma Affiliates, including MSQ, Ltd., Orion Lasers, Ltd. and Orion Lasers, Inc. The payment required by this Section 4.2 shall be made by wire transfer, without deduction for any taxes or other charges, as provided in Section 4.11. The payment required by this Section 4.2 is exclusive of any amounts payable by Alma to Palomar pursuant to the Settlement Agreement, including pursuant to Section 3(a) of the Settlement Agreement, or the that certain Trade Dress Settlement Agreement, to be executed contemporaneously with this Agreement, by and between Palomar and Alma (the “TDS Agreement”).

(b)

Interest. The payment set forth in Section 4.2(a) will include interest at the Applicable Rate calculated on a compound basis with a calendar quarterly compounding period from the date in the middle of the calendar quarter in which the Sale was made until the Effective Date. “Applicable Rate” shall mean a rate, starting from the first Sale of a Licensed Product until the payment date, published in The Wall Street Journal, Eastern United States Edition (“WSJ”) as the prime lending rate.

(c)

Audit. Such Sales of Licensed Products that give rise to the payment in Section 4.2(a) and applicable interest in Section 4.2(b) shall be auditable for a period of seven (7) years from the date of each such Sale as contemplated by Sections 4.9 and 4.10, and Alma shall be responsible for any under-payment of the amount owed Palomar under this Section 4.2 notwithstanding the terms of this Agreement, the Settlement Agreement or the TDS Agreement (including any release contained in the Settlement Agreement or TDS Agreement). The Parties acknowledge and agree that Alma shall be required to pay any initial under-payment under this Section 4.2 (the “Initial Under-Payment”) in full, plus interest at a rate equal to the rate of interest specified in Section 4.11 (calculated on a compound basis with a monthly compounding period from the date in the middle of the calendar quarter in which the Sale was made until the date payment is made, or if any portion of the Initial Under-Payment cannot reasonably be related to any such Sale so as to determine the start date for such interest calculation, then from January 1, 2006 for such portion), and not the Applicable Rate, and failure by Alma to pay the Initial Under-Payment, plus such interest, in full within forty-five (45) days following notice thereof shall constitute a material breach of this Agreement by Alma. For clarity, only one rate of interest shall apply to any Sale of Licensed Product, or any portion of Net Sales, not initially reported by Alma that gives rise to or results in the Initial Under-Payment, which rate of interest shall be equal to the rate of interest specified in Section 4.11 as determined above and not the Applicable Rate.

(d)

Estimate Assumptions. With respect to Alma’s good faith estimate of the royalties due pursuant to Section 4.4 for Sales of the Harmony System and Aria System by Alma and Alma Affiliates to third party distributors outside the United States accruing before the Effective Date only, the Parties acknowledge and agree that where accurate records are not available as to which Alma Hair Modules and Alma Other Modules were sold for use with particular base units/consoles by such distributors to end users the following assumptions are acceptable for purposes of determining such estimate:

(i)

As of the Effective Date, the Alma Hair Modules and Alma Other Modules Sold for use with the Aria System base unit/console will also operate on the Harmony System base unit/console. Alma hereby represents that to the best of its knowledge the foregoing assumption is true.

(ii)

For purposes of Sections 4.2(d)(iii) and 4.2(d)(iv), any Alma Other Modules that can only operate on the Harmony System base unit/console shall only be included with and applied toward Sales of the Harmony System base unit/console.

(iii)

Since only one type of Alma Hair Module is Sold for use with the Harmony System and Aria System base units/consoles as of the Effective Date, where the number of Alma Hair Modules Sold to a distributor is less than or equal to the number of Harmony System and Aria System base units/consoles Sold to such distributor as of the Effective Date, it shall be assumed that no more than one Alma Hair Module was sold for use with any such particular base unit/console by the distributor to an end user (with priority given to the Harmony System base units/consoles). For example, if 9 Alma Hair Modules, 5 Harmony System base units/consoles and 5 Aria System base units/consoles are Sold to a distributor in the aggregate before the Effective Date, then (A) 1 Alma Hair Module would be deemed to have been Sold for use with each of the 5 Harmony System base units/consoles, and (B) 1 Alma Hair Module would be deemed to have been Sold for use with each of 4 of the Aria System base units/consoles. If the number of Alma Hair Modules Sold to a distributor is greater than the number of such base units/consoles Sold to such distributor as of the Effective Date, the number of Alma Hair Modules Sold to such distributor shall be spread evenly over the number of such base units/consoles Sold to such distributor (with priority given to the Harmony System base units/consoles). For example, if 12 Alma Hair Modules, 5 Harmony System base units/consoles and 5 Aria System base units/consoles are Sold to a distributor in the aggregate before the Effective Date, then (C) 1 Alma Hair Module would be deemed to have been Sold for use with each of the 5 Harmony System base units/consoles, (D) 1 additional Alma Hair Module would be deemed to have been Sold for use with each of 2 of the 5 Harmony System base units/consoles, and (E) 1 Alma Hair Module would be deemed to have been Sold for use with each of the 5 Aria System base units/consoles.

(iv)

For purposes of determining the number of Alma Other Modules sold for use with a Harmony System base unit/console or Aria System base unit/console Sold to a particular distributor, (i) the total number of Alma Other Modules Sold to a distributor that can be operated on both the Harmony System and Aria System base units/consoles shall be spread evenly over the number of Harmony System and Aria System base units/consoles Sold to such distributor (with priority given to the Harmony System base units/consoles) and (ii) the total number of Alma Other Modules Sold to a distributor that can only be operated on the Harmony System base unit/console shall be spread evenly over the number of Harmony System base unit/consoles Sold to such distributor. For example, if Alma or Alma Affiliates Sold to a particular distributor 5 Harmony System base units/consoles, 5 Aria System base units/consoles and 24 Alma Other Modules, where such Alma Other Modules are operable on both the Harmony System and Aria System base units/consoles, in the aggregate before the Effective Date, then: (A) 2 Alma Other Modules would be deemed to have been Sold for use with each of the 5 Harmony System base units/consoles, (B) 1 additional Alma Other Module would be deemed to have been Sold for use with each of 4 of the 5 Harmony System base units/consoles, and (C) 2 Alma Other Modules would be deemed to have been Sold for use with each of the 5 Aria System base units/consoles. If in this example, 10 Alma Other Modules that are not operable on the Aria System base unit/console were also Sold to the distributor in the aggregate before the Effective Date, then 2 those Alma Other Modules would be deemed to have been sold for use with each of the 5 Harmony System base units/consoles.

4.3.	No Payments for Certain Products.

(a)

Certain Licensed Products. The Parties acknowledge and agree that no royalties are due hereunder for the Sale of (1) Alma Other Products, except as provided in Section 4.4(c) to the extent that an Alma Other Product becomes an Alma Combination Product hereunder, or (2) Alma Other Modules, except as provided in Section 4.4(c) upon their Sale as part of or for use with an Alma Combination Product.

(b)

No Limitation. No provision contained herein, including in this Section 4.3 or Section 4.4 or the definitions in Section 1, shall limit Palomar’s ability to institute any suit or action and seek any remedy against Alma or any Alma Affiliate in the event the manufacture, use, sale, offering for sale, or importation of any Alma Other Product or Alma Other Module infringes any Valid Claim of the Anderson Patents, even if the same is used in combination with a Licensed Product for which a license is granted and royalties are paid hereunder.

4.4.	Royalties Payable by Alma for Net Sales.

(a)	Alma Hair Products and Alma Modules Added Thereto.

(i)

Alma shall pay to Palomar royalties on Net Sales of each Alma Hair Product, in all countries where the manufacture, use, sale, offer for sale or importation of such Alma Hair Product infringes a Valid Claim of the Anderson Patents (including without limitation in each country in which an Anderson Patent has issued, regardless of whether such Anderson Patent is the subject of an opposition proceeding in such country), equal to eight and one half percent (8.5%) of such Net Sales accruing on or after the Effective Date and before January 1, 2008 and seven and one half percent (7.5%) of such Net Sales accruing on or after January 1, 2008, in each case except as expressly set forth in Section 4.2(a) for Net Sales accruing before the Effective Date.

(ii)

In the event that an Alma Hair Module is Sold for use with a previously Sold Alma Hair Product, Alma shall pay to Palomar royalties of eight and one half percent (8.5%) on Net Sales accruing on or after the Effective Date and before January 1, 2008 and seven and one half percent (7.5%) on Net Sales accruing on or after January 1, 2008, in each case which are attributable to such Alma Hair Module in all countries where the manufacture, use, sale, offer for sale or importation of such Alma Hair Module infringes a Valid Claim of the Anderson Patents (including without limitation in each country in which an Anderson Patent has issued, regardless of whether such Anderson Patent is the subject of an opposition proceeding in such country), except as expressly set forth in Section 4.2(a) for Net Sales accruing before the Effective Date.

(iii)

In the event that an Alma Other Module is Sold for use with a previously Sold Alma Hair Product, (1) no royalties already paid or owed to Palomar for the previous Sale of such Alma Hair Product hereunder shall be creditable or refundable and there shall be no right of set-off with respect thereto, and (2) no royalties shall be owed Palomar hereunder on the Net Sales attributable to such Alma Other Module.

(b)	Alma Other Products, and Alma Modules Added Thereto.

(i)	No royalties shall be owed Palomar hereunder by Alma on the Sale of Alma Other Products.

(ii)

In the event that an Alma Hair Module is Sold for use with a previously Sold Alma Other Product, (1) no royalties shall be owed hereunder for the previous Sale of the Alma Other Product, and (2) Alma shall pay to Palomar royalties of eight and one half percent (8.5%) on Net Sales accruing on or after the Effective Date and before January 1, 2008 and seven and one half percent (7.5%) on Net Sales accruing on or after January 1, 2008, in each case attributable to such Alma Hair Module in all countries where the manufacture, use, sale, offer for sale or importation of such Alma Hair Module infringes a Valid Claim of the Anderson Patents (including without limitation in each country in which an Anderson Patent has issued, regardless of whether such Anderson Patent is the subject of an opposition proceeding in such country).

(iii)	In the event that an Alma Other Module is Sold for use with a previously Sold Alma Other Product, no royalties shall be owed Palomar hereunder on the Net Sales attributable to such Alma Other Module.

(c)	Royalties Payable by Alma on Alma Combination Products.

(i)

Amount. Alma shall pay to Palomar an eight and one half percent (8.5%) royalty on the percentage set forth in the table below of the Aggregate Net Sales (as defined below) accruing on or after the Effective Date and before January 1, 2008 and a seven and one half percent (7.5%) royalty on such Aggregate Net Sales accruing on or after January 1, 2008, in each case attributable to the Sale of each Alma Combination Product, in all countries where the manufacture, use, sale, offer for sale or importation of such Alma Combination Product infringes a Valid Claim of the Anderson Patents (including without limitation in each country in which an Anderson Patent has issued, regardless of whether such Anderson Patent is the subject of an opposition proceeding in such country):

Type of Alma Combination Products
Number of Alma Hair Modules	Number of Alma Other Modules	Percentage of Aggregate Net Sales To Use to Calculate Royalty Amount Owed
None	One or more	Zero percent (0%), i.e., no royalty due

One or more	None	One hundred percent (100%)

Only one	One or more	Fifty percent (50%)

More than one	One or more	Seventy percent (70%)

(ii)

Calculation of Royalties. For purposes of calculating royalties on the Sale of Alma Combination Products, and Alma Modules for them, the “Aggregate Net Sales” shall be used, wherein such term shall mean all of the Net Sales attributable to all the components of a particular Alma Combination Product, i.e., the Alma Combination Product and all associated Alma Modules, whether one or more than one Sales were involved. Accordingly, upon each Sale of an Alma Combination Product, or an Alma Module associated therewith, the royalties due Palomar shall be calculated or recalculated, as the case may be, as follows:

(1)

On the first Sale of an Alma Combination Product, the royalty shall be calculated as provided in the table above on the Net Sales attributable to such Alma Combination Product (including any Alma Modules Sold therewith), which shall be the Aggregate Net Sales for such purposes;

(2)

For an Alma Combination Product previously Sold, upon the Sale of an Alma Module to be used with such Alma Combination Product, the Net Sales from clause (1) above and the Net Sales attributable to such Alma Module shall be summed to give the Aggregate Net Sales, and the royalty shall be calculated as provided in the table above, with the understanding that the percentage of Aggregate Net Sales to be used to calculate the royalty owed may change if the type of Alma Combination Product were to change as a result of the Sale of such Alma Module, and either (A) a credit shall be taken by Alma if and only to the extent that Alma has already paid royalties on such Alma Combination Product (and no other Alma Product) in excess of the new royalty calculated, or (B) an additional amount shall be paid by Alma to Palomar for any increase in the royalties owed; and

(3)	The process in clause (2) above shall be repeated for each Sale of an Alma Module to be used with such Alma Combination Product.

Exhibit E sets forth examples of calculating royalties owed for the Sale of Alma Combination Products.

(iii)	Counting Alma Modules. With respect to the foregoing table in Section 4.4(c)(i), for purposes of determining the number of Alma Modules associated with a particular Alma Combination Product:

(1)

Each separate Alma Module shall count as either an Alma Hair Module or an Alma Other Module, even if such module may be used for multiple treatment purposes (e.g., an Alma Other Module that was marketed for treatment of both wrinkles and acne would count as one Alma Other Module for the tally); and

(2)

Each Alma Module may only be associated with a single Alma Combination Product, even if such Alma Module is used with more than one Alma Combination Product, and each Alma Module shall be associated with that Alma Combination Product that gives to the greatest extent possible an equal number of each type of Alma Module to all of the Alma Combination Products that use such Alma Module.

4.5.	Royalties – General. The following provisions shall apply to all royalties due under any provision of Section 4:

(a)

Limited Right of Set-Off. Except as expressly provided in Section 4.11 and in Section 4.4(c) for royalties payable pursuant to Section 4.4(c), all royalties owed or paid to Palomar pursuant to this Section 4 shall be non-creditable and non-refundable and there shall be no right of set-off with respect thereto, provided that Alma may credit any over-payment made by Alma to Palomar hereunder against future amounts owed Palomar hereunder but otherwise Palomar shall not be obligated to reimburse any such over-payment.

(b)

Multi-Sale Licensed Products. Royalties shall be owed to Palomar hereunder no matter whether a Licensed Product is Sold in a single transaction, or whether the various components of a Licensed Product are Sold in a series of transactions. By way of example and without limitation, if a first component of a Licensed Product that by itself is not a Licensed Product hereunder is Sold (e.g., an item that is used to remove tattoos but is not a Licensed Product hereunder), and then thereafter a second component of a Licensed Product that, when combined or used in combination with the first component, produces a Licensed Product hereunder is then Sold (e.g., a piece that, when used with the item for tattoo removal, produces optical radiation for hair removal), royalties shall be owed to Palomar on the Net Sales attributable to all the components that make up the Licensed Product (for this example, the sum of the Net Sales attributable to the Sale of the item for tattoo removal and the piece for hair removal).

(c)

Country Issues. Royalties shall be owed and payable on Net Sales of Licensed Products in any country in the world (i.e., not only the United States) where the manufacture, use, sale, offer for sale or importation of such Licensed Product infringes a Valid Claim of the Anderson Patents (including without limitation in each country in which an Anderson Patent has issued, regardless of whether such Anderson Patent is the subject of an opposition proceeding in such country), subject to the following understanding for the mutual convenience of the Parties: the determination of whether the manufacture of a Licensed Product infringes a Valid Claim of the Anderson Patents shall be determined by assuming that the entire Licensed Product for such infringement analysis is manufactured in each country in which a part of the Licensed Product that is materially involved in practicing such a Valid Claim occurs. By way of example and without limitation, if a part of a Licensed Product that is materially involved in practicing such a Valid Claim is manufactured in a first country, and another part of a Licensed Product is manufactured in a second country, for purposes of determining if a royalty is owed to Palomar hereunder on the manufacture of the Licensed Product as a whole, the entire Licensed Product shall be assumed to be manufactured in the first country, and if such Valid Claim in the first country would be, in the absence of the sublicense granted in Section 2.1, infringed by such manufacture, then a royalty shall be owed to Palomar on the Net Sale attributable to the entire Licensed Product. Similarly, if the part of the Licensed Product that is manufactured in the second country is also materially involved in practicing a Valid Claim in the second country and if such Valid Claim in the second country would be, in the absence of the sublicense granted in Section 2.1, infringed by such manufacture, then a royalty shall be owed to Palomar on the Net Sale attributable to the entire Licensed Product. The foregoing shall also apply in the event a Licensed Product is Sold as components in more than one transaction, as provided in Section 4.5(b).

(d)

Treatment of Marketing by Others. For purposes of determining whether any module, product, system, component, accessory or other good or service is a Licensed Product hereunder, it is understood and agreed that all marketing activities supported directly or indirectly by Alma or one or more Alma Affiliates or Alma Sublicensees (which support may include, without limitation, providing any written marketing materials, supporting any clinical trials, or providing any consideration (including by reducing amounts owed)) shall be attributed to Alma and Alma Affiliates for such purposes. With respect to attributing certain marketing activities by Alma Sublicensees to Alma and Alma Affiliates under this Section 4.5(d), the Parties understand and agree that, once Alma or any Alma Affiliate learns of any such marketing activities by any Alma Sublicensee that Alma and Alma Affiliates do not want to be attributed to them hereunder (the “Non-Applicable Activities”), Alma shall notify Palomar in writing of such Non-Applicable Activities and the Alma Sublicensee(s) involved (unless Palomar first notified Alma of such Non-Applicable Activities, whereupon Alma shall confirm in writing that it received such notice and intends to take the steps set forth below), and Alma and Alma Affiliates shall use commercially reasonable efforts to end such Non-Applicable Activities within a commercially reasonable period of time. If Alma and Alma Affiliates are able to end all such Non-Applicable Activities within six (6) months of first learning of any such Non-Applicable Activities, those Non-Applicable Activities shall not be attributed to Alma and Alma Affiliates hereunder; however, if Alma and Alma Affiliates are unable to end the Non-Applicable Activities within six (6) months by such efforts, Alma and the Alma Affiliates shall immediately (x) terminate the sublicense to such Alma Sublicensee, and (y) stop Selling (directly or indirectly through other Alma Sublicensees or otherwise) Licensed Products to such Alma Sublicensee.

(e)

Records. In addition to the records that Alma and Alma Affiliates are required to keep under Section 4.8, Alma shall maintain, and shall cause Alma Affiliates to maintain, such records, based on the serial number of each Alma Product and Alma Module, to verify any royalty calculation for Alma Products and Alma Modules, and such records shall be available for audit as provided in Section 4.10.

(f)

Single Royalty. Without limiting and in addition to any amounts due and payable to Palomar under the Settlement Agreement, TDS Agreement or any other agreement, Alma shall pay only one patent royalty under this Agreement on Net Sales attributable to each Licensed Product whether or not it is covered by more than one claim of the Anderson Patents and whether or not it infringes the Anderson Patents in more than one country.

(g)

Waiver. By written notice to Alma, Palomar shall have the right to waive, in its sole discretion, retrospectively or prospectively, any royalties owed or that would otherwise be owed in the future to Palomar by Alma as a result of this Agreement, and Palomar shall have no liability of any kind whatsoever as a result of the presence or absence of any waived obligation.

4.6.	Potential Patent Royalty Rate Reduction.

(a)

Potential Reduction in Patent Royalty Rate. Subject to Section 4.6(b), if after the Effective Date Palomar grants to a Third Party that becomes at any time an Excluded Third Party after the Effective Date (a “Post-Effective Date Excluded Third Party”) a non-exclusive sublicense under the Anderson Patents within the Professional Field (but not the Consumer Field) in order to settle an outstanding suit, action or injunction instituted by Palomar or any Palomar Affiliates involving the Anderson Patents, which sublicense has materially the same terms as this Agreement but with a royalty rate on net sales of products whose manufacture, use or sale infringe the Anderson Patents in the United States that is a lower percentage than the percentage rate specified under Section 4.4 that applies for Sales occurring on or after January 1, 2008 (i.e., 7.5%) (such lower percentage rate, the “Lower Rate”), then Palomar shall notify Alma of the existence of any such sublicense and the Lower Rate, and the royalty percentage rate set forth in Section 4.4 shall be reduced to the Lower Rate for Net Sales of Licensed Products accruing on or after January 1, 2008 whose manufacture, use or sale infringe the Anderson Patents in the United States, which reduction shall become effective as of the date (but not before) that such Post-Effective Date Excluded Third Party has paid Palomar at least One Hundred Thousand Dollars (U.S. $100,000) in the aggregate in royalties at the Lower Rate thereunder on net sales (occurring after the effective date of such sublicense) of products whose manufacture, use or sale infringe the Anderson Patents in the United States. Notwithstanding anything in this Agreement to the contrary, any such royalty reduction shall not apply to amounts (i) already paid or payable to Palomar hereunder (including those identified in Section 4.2 or Section 4.4), (ii) payable or already paid pursuant to the royalty rate applicable to Net Sales of Licensed Products accruing before January 1, 2008, or (iii) payable or already paid to Palomar under the Settlement Agreement or TDS Agreement.

(b)	Exceptions. Section 4.6(a) shall not apply to any of the following sublicenses under the Anderson Patents granted by Palomar:

(i)	Sublicenses, or rights to sublicenses, that are in effect prior to the Effective Date;

(ii)

Sublicenses granted by Palomar to settle any bona fide litigation or arbitration with any Third Party that is not a Post-Effective Date Excluded Third Party (such as a Third Party that is an Excluded Third Party as of the Effective Date);

(iii)

Sublicenses granted by Palomar to settle for infringement of the Anderson Patents occurring prior to the effective date of such sublicense, so long as the applicable royalty rate under such sublicense on net sales (occurring after the effective date of such sublicense) of products whose manufacture, use or sale infringe the Anderson Patents in the United States is equal to or greater than the percentage rate specified under Section 4.4 for Net Sales accruing on or after January 1, 2008 (i.e., 7.5%);

(iv)

Sublicenses granted by Palomar for which the consideration owed to Palomar is more than the payment of royalties on net sales, such as a bona fide license or sublicense to Palomar by such Third Party under Patents or other intellectual property rights owned or controlled by such Third Party;

(v)	Sublicenses granted for other than hair removal;

(vi)	Sublicenses granted to Palomar Affiliates;

(vii)	Sublicenses granted in connection with a development and/or commercialization agreement in which Palomar has more than de minimus development or commercialization rights or obligations; and

(viii)

Sublicenses or licenses that apply to more than the Anderson Patents, such as licenses or sublicenses to other Patents owned or controlled by Palomar or other intellectual property rights, such as trade secrets, of Palomar.

(c)	Exceptions to a Patent Challenge. Section 4.6(a) shall not apply under any circumstances if the royalty rate under Section 4.4 increases as a result of a Patent Challenge as specified in Section 8.6.

4.7.	Royalty Disputes.

(a)

Royalty Dispute and Escrow Account. If Alma shall fail to pay the royalties owed to Palomar hereunder when due, or if the Parties shall in good faith dispute whether Alma has an obligation to pay to Palomar royalties for the Sale by Alma or any Alma Affiliate of any item, or their amount, for whatever reason, the Parties shall first attempt to resolve such dispute (a “Royalty Dispute”) in accordance with Section 6. If the Parties are unable to resolve a Royalty Dispute as provided in Section 6, then within seventy-five (75) days of the applicable Dispute Notice Date from Section 6.1 for such Royalty Dispute, Alma shall deposit those royalty amounts that Palomar believes in good faith it is owed hereunder and that Alma has failed or refuses to pay to Palomar (collectively, the “Disputed Amounts”) into an escrow account (the “Escrow Account”). The Escrow Account shall (1) be under the control of an independent escrow agent that is a U.S. recognized banking or financial institution and that is reasonably acceptable to Palomar, (2) accrue interest on all deposited Disputed Amounts at a commercially reasonable rate, and (3) require that such escrow agent distribute all deposited Disputed Amounts (plus interest and minus fees for the Escrow Account) at the mutual direction of the Parties or as provided by a court or other decision-maker agreed to by the Parties. In addition, all fees charged by such escrow agent for the Escrow Account (the “Escrow Fees”) shall be paid from the deposited Disputed Amounts, subject to recovery as provided in Section 4.7(b). All subsequent disputed or unpaid royalties related to an unresolved Royalty Dispute shall be deposited by Alma as additional deposited Disputed Amounts in the applicable Escrow Account for such Royalty Dispute when the payment would be due hereunder for those royalties. It is understood and agreed that a new Escrow Account shall be established for a Royalty Dispute that is unrelated to any then unresolved Royalty Disputes. This Section 4.7 shall be in addition and without prejudice to any Party’s other rights or remedies hereunder.

(b)

Costs. In the event that Alma has deposited, or is obligated to deposit, any amounts in an Escrow Account as provided in Section 4.7(a) for a Royalty Dispute, then in the event that any suit or action is instituted by either Party to resolve such Royalty Dispute, the prevailing Party in such suit or action with respect to the issue(s) giving rise to such Royalty Dispute shall be entitled to recover from the losing Party all reasonable out-of-pocket fees, costs and expenses (including those of attorneys, professionals and accountants and all those arising from appeals and investigations) incurred by the prevailing Party in connection with such Royalty Dispute on or after the applicable Dispute Notice Date, as well as all applicable Escrow Fees (collectively, “Expenses”). In the event that one Party prevails on some issues, and the other Party prevails on other issues, involved in such Royalty Dispute, then each Party shall be entitled to recover from the other Party an amount equal to the product calculated by multiplying (1) the sum total of both Parties’ Expenses for such Royalty Dispute, with (2) such Party’s Winning Percentage, wherein “Winning Percentage” shall mean the (i) the sum of the monetary value of the applicable Disputed Amounts for each issue on which a Party prevailed, divided by (ii) all of the applicable Disputed Amounts.

4.8.

Annual Reports for Annual Audits. For calendar year 2007 and each calendar year thereafter as long as royalties are owed to Palomar hereunder, Alma shall prepare for review by a certified, independent public accountant selected by Palomar (the “Independent Accountant”) in connection with the Annual Audit (as defined in Section 4.10(b)) a written annual report (each, an “Annual Report”) showing, on a country-by-country basis, for all Sales by Alma and Alma Affiliates: (i) the Net Sales of all Licensed Products for which royalties are owed under Section 4.4 during such year and a reasonably detailed calculation of such Net Sales, including separately identifying Sales made by Alma and Alma Affiliates and including the amount and reasons for any deductions from Actual Amounts; (ii) the royalties payable in U.S. dollars owed to Palomar for such Net Sales; (iii) the dates of the first commercial sale of any new Licensed Product that occurred during the reporting period and Alma’s proposed categorization of such new Licensed Product; (iv) the exchange rates used in determining the amount of U.S. dollars; (v) the reclassification of any Alma Product or Alma Other Product from one category to another or within types of Alma Combination Products identified in the table above, and a reasonably detailed description for such reclassification; and (vi) all serial number information regarding specific examples of Alma Combination Products and Alma Modules for use with them, including all other information reasonably necessary, to explain any royalty calculation for Sales of such Products and Modules. Each Annual Report shall be due to the Independent Accountant on or before February 15 after the applicable calendar year. If no royalty is due for such year, Alma shall so report. The receipt or acceptance by the Independent Accountant of any Annual Report shall not prevent Palomar from subsequently challenging the validity or accuracy of such Annual Report or royalty payments based thereon as part of an audit by Palomar pursuant to Section 4.10.

4.9.

Records. Alma and Alma Affiliates shall keep complete and accurate records for seven (7) years after the Sale of an Alma Product or Alma Module, including records of Net Sales of Alma Products and Alma Modules.

4.10.	Audits.

(a)

Initial Audit. Beginning within sixty (60) days after the Effective Date, Alma and Alma Affiliates shall permit the Independent Accountant, which as of the Effective Date is PriceWaterhouse Coopers LLP, to have access during normal business hours, at Alma and any Alma Affiliate’s premises, to such of the records of Alma and Alma Affiliates as may be reasonably necessary to verify the accuracy of the royalty payments under Section 4.2 and interest thereon (the “Initial Audit”). In the event that such Independent Accountant concludes that additional royalties or interest thereon are owed for the period before the Effective Date, the additional royalty shall be paid within thirty (30) days of the date Palomar delivers to Alma such Independent Accountant’s written report so concluding, together with interest calculated in the manner provided above. The fees and expenses charged by such Independent Accountant for the Initial Audit shall be paid by Alma.

(b)

Annual Audit. Beginning within sixty (60) days on or after February 15 in calendar year 2008 and each calendar year thereafter as long as royalties are owed to Palomar hereunder, Alma and Alma Affiliates shall permit, and shall cause any Alma Sublicensees and/or Third Party distributors in the United States to permit, an Independent Accountant to have access during normal business hours, at Alma and any Alma Affiliate’s premises or the premises of any such Alma Sublicensee or Third Party distributor, to such of the records of Alma, Alma Affiliates, Alma Sublicensees or such Third Party distributors as may be reasonably necessary to verify the accuracy of the Annual Report and payments hereunder for the prior calendar year (each, an “Annual Audit”). Alma, Alma Affiliates, Alma Sublicensees and such Third Party distributors shall only be subject to an audit one time with respect to each calendar year. The Independent Accountant shall provide a written report for each such Annual Audit to Palomar (each, a “Written Report”). In the event that such Independent Accountant concludes that additional royalties are owed for the applicable calendar year, the additional royalty shall be paid within thirty (30) days of date the Independent Accountant delivers to Alma the Written Report so concluding, together with interest calculated in the manner provided by Section 4.11. If Palomar accepts the results of such Annual Audit set forth in such Written Report in writing, unless Alma or any of its Alma Affiliates, Alma Sublicensees or Third Party distributors commits any action constituting fraud, misrepresentation or intentional misconduct in connection with such Annual Audit, such results shall be a final and binding determination of the royalties owed to Palomar hereunder solely for the one calendar year covered by such Annual Audit. Acceptance of any such results for any Annual Audit shall not affect the interpretation or application of the terms of this Agreement with respect to any other Annual Audit. For the avoidance of doubt, the acceptance of the results of a prior Annual Audit shall be deemed an acceptance of the royalties owed for the one calendar year covered by such prior Annual Audit and shall not prohibit Palomar or an Independent Accountant from auditing the sales of Alma Combination Products Sold during the calendar year covered by such prior Annual Audit in connection with calculating royalties properly payable (or credits properly taken) on Aggregate Net Sales for a calendar year covered by a subsequent Annual Audit. The fees and expenses charged by such Independent Accountant for Annual Audits shall be paid by Alma.

(c)

Confidentiality. The Annual Reports and Written Reports shall be regarded as Alma’s confidential information and Palomar hereby covenants that it shall not use or disclose any information included in such reports for any purpose other than determining whether Alma, Alma Affiliates, Alma Sublicensees and such Third Party distributors have complied with their obligations under, and enforcing the terms of, this Agreement, provided that Palomar may share such information with MGH under a confidentiality agreement between Palomar and MGH. Palomar further agrees that, until such time as such information is no longer confidential through no fault of Palomar, it shall maintain the Annual Reports and Written Reports and any information included therein in confidence and treat such information in a manner at least as restrictive as its manner of treating its own confidential information of similar nature and in any event not less than with a reasonable degree of care.

4.11.

Payments. Royalties accrued by the end of a calendar quarter shall be due and payable on the forty-fifth (45th) day following the close of each calendar quarter. The receipt or acceptance by Palomar of any royalty payment shall not prevent Palomar from subsequently challenging the validity or accuracy of such payment. Late royalty payments, together with interest thereon accruing under this Agreement from the date when due, shall be payable immediately upon discovery. Any credits to be taken by Alma as a result of deductions to the royalties already paid shall be taken from the next payment due hereunder. All payments under this Agreement shall be made when due hereunder in U.S. dollars by transfer to Palomar to the bank account specified below or such other bank account as Palomar may designate from time to time. Any payments which fall due on a date which is a legal holiday in the jurisdiction in which the bank account resides may be made on the next following day which is not a legal holiday in such jurisdiction. Except with respect to interest on royalties due for Sales of Licensed Products accruing before the Effective Date, which is governed by Section 4.2(b), any payments that are not paid on or before the date such payments are due under this Agreement shall bear interest at a rate equal to the lesser of one and one-half percent (1.5%) per month or the highest rate permitted by applicable law, including, notwithstanding the foregoing, interest on any Initial Under-Payment owed pursuant to Section 4.2(c). Interest payable shall be calculated on a compound basis with a monthly compounding period from the date the payment was due until the date payment is received by Palomar.

Bank Name:	Banknorth
Bank Address:	370 Main Street
Worcester, MA 01608
Palomar Medical Technologies, Inc.
Account No. 8241022982
ABA No. 211370545

4.12.

Taxes and Other Charges. In addition to any other amounts due hereunder, Alma and Alma Affiliates shall pay all foreign, federal, state, municipal and other governmental excise, sales, use, property, customs, import, value added, gross receipts and other taxes, fees, levies and duties of any nature now in force or enacted in the future that are assessed upon or with respect to the manufacture, use, offer for sale, sale or importation of the Licensed Products, any royalties or other payments made or owing hereunder, or otherwise arising in connection with this Agreement or any transactions contemplated hereby, but excluding United States taxes based on Palomar’s net income. If Alma is required by law to make any deduction or withhold from any sum payable to Palomar by Alma hereunder, then the sum payable by Alma upon which the deduction or withholding is based shall be increased to the extent necessary to ensure that, after such deduction or withholding, Palomar receives and retains, free from liability for such deduction or withholding, a net amount equal to the amount Palomar would have received and retained in the absence of such required deduction or withholding.

4.13.

Mutual Convenience of the Parties. The royalty obligations set forth hereunder (including the royalties payable on Licensed Products manufactured in more than one country as provided in Section 4.5(c) and Section 4.7 addressing Royalty Disputes), have been agreed to by the Parties for the purpose of reflecting and advancing their mutual convenience, including the ease of calculating and paying royalties to Palomar. Alma and Alma Affiliates each hereby stipulates to the fairness and reasonableness of such royalty obligations and covenants not to allege or assert, or allow any Alma Sublicensees, or allow, cause or encourage or support any Third Party to allege or assert, that such royalty obligations are unenforceable or illegal in any way for any reason.

5.	Representations and Warranties with License; Disclaimer; No Consequentials.

5.1	General. Each of Alma and Palomar represents and warrants to the other as of the Effective Date that:

(a)

it is a corporation duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of its organization, and has full corporate power and authority to enter into this Agreement;

(b)

this Agreement has been duly executed and delivered by it and is a binding obligation of it, enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally, and to general equitable principles; and

(c)

it is not subject to a petition for relief under any bankruptcy legislation, it has not made an assignment for the benefit of creditors, it is not subject to the appointment of a receiver for all or a substantial part of its assets, and it is not contemplating taking or becoming subject to any of the foregoing.

5.2.

By Alma. Alma hereby represents and warrants to Palomar as of the Effective Date that (i) together, Exhibit A and Exhibit B contain a complete and accurate list of all products and systems, and components, accessories and replacement parts for use therewith, Sold by Alma or any Alma Affiliates or Alma Sublicensees as of the Effective Date, whose manufacture, use or sale infringes one or more Valid Claims of the Anderson Patents and (ii) (a) there are no Alma Affiliates in existence and (b) Alma Lasers, Inc. is the successor in interest to Orion Lasers, Inc., and Alma Lasers, Ltd. is the successor in interest to MSQ, Ltd., each as a result of a merger between Orion Lasers, Inc. and MSQ, Ltd. (which resulted in Orion Lasers, Inc. and MSQ, Ltd. ceasing to exist as separate corporate entities apart from their respective successor entities, Alma Lasers, Inc. and Alma Lasers, Ltd.).

5.3.

Disclaimer. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS OR IMPLIED, OR ARISING BY CUSTOM OR TRADE USAGE, WITH RESPECT TO THE LICENSED PRODUCTS, PALOMAR PRODUCTS, ANDERSON PATENTS, PALOMAR PATENTS, ALMA PATENTS OR ANY OTHER ITEMS OR RIGHTS PROVIDED HEREUNDER, OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT. WITHOUT LIMITING THE FOREGOING, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES AND REPRESENTATIONS, WHETHER EXPRESS OR IMPLIED, (i) THAT ANY PRODUCT OR SYSTEM, OR ITS DEVELOPMENT, MANUFACTURE, MARKETING, SALE, IMPORTATION, DISPOSITION OR USE, OR ANY OTHER ACTIVITIES CONTEMPLATED BY THIS AGREEMENT, SHALL BE FREE FROM INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS OF ANY THIRD PARTY, (ii) AS TO THE QUALITY OR PERFORMANCE OF ANY SUCH ITEMS, OR (iii) OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NONINFRINGEMENT.

5.4.

No Consequential Damages. OTHER THAN FOR ALMA’S AND ALMA AFFILIATES’ INDEMNIFICATION OBLIGATIONS CONTAINED IN SECTION 7, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING DAMAGES FOR LOSS OF BUSINESS, LOSS OF PROFITS OR LOSS OF USE), WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, OR ANY CAUSE OF ACTION RELATING TO THE LICENSED PRODUCTS, PALOMAR PRODUCTS, ANDERSON PATENTS, PALOMAR PATENTS, ALMA PATENTS OR ANY OTHER ITEMS OR RIGHTS PROVIDED HEREUNDER, OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT, WHETHER OR NOT SUCH PARTY KNOWS OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGE.

6.	Disputes.

6.1.

Disputes. The Parties recognize that disputes as to certain matters may from time to time arise that relate to any Party’s rights or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedited manner by mutual cooperation. To accomplish this objective, the Parties agree to adhere to the following procedures if and when a dispute arises under this Agreement: by a written notice sent by a Party, any such disputes shall be first referred to executive officers designated by each affected Party (plus Alma if the affected Party is an Alma Affiliate) (the date of such notice, the “Dispute Notice Date”). If such executive officers are unable to resolve such a dispute within thirty (30) days of the Dispute Notice Date, the matter shall be presented to the chief executive officers of such Parties, or their respective designees (which designees must be senior executives), for resolution through good faith discussions. In the event that the chief executive officers or their designees cannot resolve the dispute within thirty (30) days of being requested by a Party to resolve a dispute, any such Parties may take such other lawful action as such Party deems appropriate in its sole discretion, including pursuing litigation against the others.

6.2.

Equitable Relief. Notwithstanding the foregoing dispute resolution procedure, in the event of an actual or threatened breach hereunder, the aggrieved Party may seek equitable relief (including restraining orders, specific performance or other injunctive relief) without submitting to such dispute resolution procedure if there is a reasonable likelihood of the occurrence of irreparable harm during the period of the dispute resolution procedure.

6.3.

Tolling. The Parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the dispute resolution procedure set forth in Section 6.1 is pending, and the Parties shall cooperate in taking any and all actions necessary to achieve such a result.

7.

Indemnification. Alma and Alma Affiliates shall indemnify, pay on demand, defend and hold Palomar and Palomar Affiliates and their respective directors, officers, employees and agents harmless from and against any and all claims, demands, actions, losses, liabilities, damages and expenses (including reasonable costs and expenses of attorneys, professionals and accountants) (collectively, “Losses”) that arise out of or are incurred in connection with the development or manufacture of any Licensed Products or the marketing, distribution, sale, disposition or use by anyone (including Alma, Alma Affiliates, Alma Sublicensees and any of their agents, resellers and customers) of any such Licensed Products or provision by anyone of any related services. The foregoing shall include, without limitation, indemnification by Alma and Alma Affiliates against all Losses that arise out of or are incurred in connection with (i) any representation, warranty or agreement that is made by Alma or any Alma Affiliates (or any Alma Sublicensees or agents or resellers of the foregoing) to or with any reseller, customer or other Third Party with respect to any Licensed Product or related service or that otherwise arises out of any such transaction, or (ii) any claim that any such Licensed Product or part thereof is defective (whether in design, materials, workmanship or otherwise) or that otherwise relates to any attribute, condition or failure of any such Licensed Product, including any claim of product liability (whether brought in tort, warranty, strict liability or other form of action) or negligence. Palomar may participate in the defense of any such Losses. Alma and Alma Affiliates, in the defense of any such Losses, shall not, except with the approval of Palomar, consent to entry of any judgment or enter into any settlement which (1) would result in injunctive or other relief being imposed against Palomar, or (2) does not include as a term thereof the giving by the claimant to Palomar an unconditional release from all liability in respect to such Losses.

8.	Term and Termination.

8.1.

Term. This Agreement shall become effective as of the Effective Date (subject to the last sentence of Section 2 of the Settlement Agreement), may be terminated as set forth in this Section 8, and otherwise shall remain in full force and effect until the date there are no more Valid Claims contained within the Anderson Patents (the “Term”).

8.2.

Effect of Termination. Termination of this Agreement in accordance with this Section 8, or expiration of this Agreement, shall not affect any rights or obligations of the Parties, including the payment of amounts due, which have accrued up to the date of such termination or expiration. Upon any expiration or termination of this Agreement, all rights and licenses granted to Alma and Alma Affiliates hereunder shall terminate. Upon termination or expiration of this Agreement, the provisions of Sections 1, 2.2(a), 2.2(b), 2.2(d), 2.2(f), 2.2(g), 2.4, 3.4(a), 4.2(b), 4.2(c), 4.5(a), 4.5(e), 4.5(g), 4.7 to 4.13, 5.2, 5.3, 5.4, 6, 7, 8.2, 8.6 and 9 shall survive and shall continue in full force and effect in accordance with their terms. In addition, in the event of termination of this Agreement, Alma’s contingent obligation in Section 4.3(a) to pay royalties to Palomar shall survive for Net Sales accrued from the Effective Date until the effective termination date, even if no royalties have yet come due under such Section as of such termination date.

8.3.	Termination for Material Breach. If either Party:

(a)	materially breaches this Agreement in a manner that cannot be cured; or

(b)

materially breaches this Agreement in a manner that can be cured and such breach remains uncured for more than (i) twenty (20) days in the case of nonpayment or (ii) forty-five (45) days in the event of any other breach, after the receipt by the breaching Party of notice specifying the breach and requiring its remedy, then on each such occasion, (i) where Alma or any Alma Affiliate is the breaching Party, Palomar shall have the right to terminate this Agreement in full upon written notice to Alma, in addition and without prejudice to any other rights or remedies Palomar may have, or (ii) where Palomar is the breaching Party, Alma shall have the right to terminate this Agreement in full upon written notice to Palomar, in addition and without prejudice to any other rights or remedies Alma may have. Further, Palomar shall have the right to terminate this Agreement in full upon written notice to Alma, in addition and without prejudice to any other rights or remedies Palomar may have, in the event Alma or any Alma Affiliate materially breaches the TDS Agreement.

8.4.

Bankruptcy. If Palomar or Alma is subject to a petition for relief under any bankruptcy legislation, or makes an assignment for the benefit of creditors, or is subject to the appointment of a receiver for all or a substantial part of such Party’s assets, and such petition, assignment or appointment is not dismissed or vacated within sixty (60) days, the other Party, in addition and without prejudice to any other rights or remedies, shall have the right to terminate this Agreement in full upon written notice to such affected Party.

8.5.

Termination for Convenience by Alma. Subject to the terms of this Section 8, Alma shall have the right to terminate this Agreement in full for convenience (i) upon at least three (3) months prior written notice to Palomar, which notice shall set forth the date for such termination, and (ii) upon payment in full of all amounts due Palomar hereunder through such termination date; provided that, as of such termination date, there are no (A) good faith disputes subject to the dispute resolution process set forth in Section 6 involving royalties owed to Palomar hereunder, and (B) yet unresolved Royalty Disputes.

8.6.	Patent Challenges.

(a)

Alma and Alma Affiliates shall not bring, pursue or maintain, allow any Alma Sublicensee to bring, pursue or maintain, or allow, cause or encourage any Third Party to bring, pursue or maintain, any claim or other assertion in any court or other governmental forum of competent jurisdiction (including any patent office, such as in any European or Japanese opposition proceedings) seeking a judgment or other decision that any claims of the Anderson Patents are invalid or unenforceable or not patentable or otherwise not proper (any such claim or other assertion, a “Patent Challenge”). In the event that any Patent Challenge is brought, pursued or maintained in contravention of this Section 8.6(a), Alma and Alma Affiliates each understands and agrees that, in addition and without prejudice to any of Palomar’s other rights or remedies hereunder, (i) Alma and Alma Affiliates shall be in material breach of this Agreement, and (ii) Alma and Alma Affiliates shall reimburse Palomar for all reasonable costs and expenses of attorneys, professionals and accountants incurred by Palomar and MGH to respond to and defend any such Patent Challenge. For clarity, compelled testimony in response to a court order shall not amount to a “Patent Challenge” hereunder, provided that (1) Alma provides Palomar with advance written notice of such testimony as early as practicable, and (2) such testimony is limited to the scope of the order to the extent possible.

(b)

At any time in Palomar’s sole discretion or in the event that (x) the enforceability or legitimacy of the prohibition on Patent Challenges contained in Section 8.6(a) is challenged in any court or other governmental forum by Alma, any Alma Affiliates or any Third Party (including any governmental agency), or (y) such prohibition is held to be unenforceable or otherwise not legal by any court or other governmental agency of competent jurisdiction, then Palomar may elect by written notice to Alma, in its sole discretion, at any time, to replace such prohibition in full with the following provision: with respect to any Patent Challenge, if either (1) it is determined by a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, that any of the claims of the Anderson Patents subject to such Patent Challenge are not held invalid or unenforceable, or (2) such Patent Challenge is not maintained or diligently pursued after being brought before any such determination, in addition and without prejudice to any of Palomar’s other rights or remedies hereunder, (i) from the date such Patent Challenge is first made and thereafter, the royalty rates payable by Alma under Section 4.4 shall each increase to ten percent (10.0%), and (ii) Alma and Alma Affiliates shall reimburse Palomar for all reasonable costs and expenses of attorneys, professionals and accountants incurred by Palomar and MGH to respond to and defend such Patent Challenge. All additional royalties owed to Palomar as a result of such royalty increase shall be due within ten (10) days of the earlier of the date of such determination or the termination of such Patent Challenge before such determination.

(c)

 Alma and Alma Affiliates each acknowledges and agrees that, without limitation, (i) the Alma Hair Products and Alma Combination Products including one or more Alma Hair Modules, existing as of the Effective Date, infringe Valid Claim(s) of the Anderson Patents as of the Effective Date and have infringed Valid Claim(s) of the Anderson Patents since the first manufacture, use and/or Sale of such products and (ii) royalties shall be payable to Palomar pursuant to Sections 4.2 and 4.4 on Net Sales of Alma Hair Products and Alma Combination Products for the manufacture, use and/or Sale of the same in the United States, Japan, Canada, France, Germany, Spain, Great Britain, Italy, China and Hong Kong commencing from the first manufacture, use and/or Sale of the same by Alma or Alma Affiliates. Further, Alma and Alma Affiliates each covenants not to directly or indirectly (i) bring, pursue, maintain, assert or raise, (ii) allow, cause or support any Alma Sublicensee to bring, pursue, maintain, assert or raise or (iii) cause or support any Third Party to bring, pursue, maintain, assert or raise (in each case including in connection with any action brought by Palomar to enforce Palomar’s obligation to pay royalties pursuant to Section 4.4), in each case any claim, counterclaim, defense or other contention or assertion in any judicial, governmental or other forum seeking a judgment or other decision that any of the foregoing items do not infringe any such Valid Claim(s). In the event that any such claim, counterclaim, defense or other contention or assertion is brought, pursued, maintained, asserted or raised in contravention of this Section 8.6(c), Alma shall be in material breach of this Agreement.

(d)

Alma and Alma Affiliates each acknowledges and agrees that all the provisions of this Section 8.6 are reasonable, valid and necessary for the adequate protection of Palomar’s interest in and to the Anderson Patents, and that Palomar would not have granted to Alma and Alma Affiliates the non-exclusive sublicense under the Anderson Patents provided for in Section 2 without all of the provisions of this Section 8.6. Palomar shall have the right, at any time in its sole discretion, to strike this Section 8.6 in part or in full from this Agreement, and Palomar shall have no liability of any kind whatsoever as a result of the presence or absence of this Section 8.6. This Section 8.6 shall not be understood or applied to alter any standing or jurisdictional requirements that may apply to any Patent Challenge.

9.	General.

9.1.

Entire Agreement; Counterparts. This Agreement (including the Exhibits and Appendices) constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes and replaces all previous agreements, practices or courses of dealings between the Parties, whether written or oral, relating to the subject matter hereof, provided that that certain Rule 408 – Confidentiality Agreement, dated as of February 14, 2006, between Palomar and Alma shall terminate as of the Effective Date as to any disclosures occurring after the Effective Date, but shall remain in full force and effect with respect to all applicable disclosures occurring and rights and obligations accruing prior to the Effective Date. This Agreement may be executed in counterparts with the same force and effect as if each of the signatories had executed the same instrument.

9.2.

No Agency or Joint Venture Relationship. Nothing contained herein shall be deemed to create any association, partnership, joint venture or relationship of principal, agent, master or servant between the Parties hereto or, in the case of Palomar, any Palomar Affiliates, or, in the case of Alma, any Alma Affiliates, or to provide any Party with the right, power or authority to incur any obligation or make any representations, warranties or guarantees on behalf of any other Party.

9.3.	Assignment.

(a)

Alma shall not, nor shall any Alma Affiliate with respect to its rights and obligations hereunder, assign this Agreement, in whole or in part, or otherwise Transfer any of its rights or interests, nor delegate any of its obligations, hereunder, in any case whether voluntarily, involuntarily, by operation of law or otherwise, without the prior written consent of Palomar in its sole discretion, provided that (1) Alma may assign this Agreement as a whole, effective upon written notice to Palomar, to an Alma Affiliate if such Alma Affiliate assumes, and has the ability to perform, all of the obligations of Alma under this Agreement, whereupon upon completion of any such permitted assignment, such Alma Affiliate shall be treated as “Alma” hereunder for all purposes, or (2) Alma may assign this Agreement as a whole, and any Alma Affiliate may assign its rights and obligations hereunder as a whole, effective upon written notice to Palomar, to Alma’s or such Alma Affiliate’s (as applicable) surviving or resulting entity in the event of an acquisition of Alma or such Alma Affiliate (as applicable) or any merger or other combination involving Alma or such Alma Affiliate (as applicable), provided that none of the Third Party(ies) involved in any such acquisition, merger or combination (including any successor entity or acquirer) is an Excluded Third Party. Any attempt to assign, Transfer or delegate all or any portion of this Agreement in violation of this Section 9.3 shall be void and constitute a material breach of this Agreement. Any of the following transactions shall, without limitation, be deemed an “Assignment” of a Party or any Alma Affiliate for purposes of this Agreement (and thus subject to the prohibition set forth in the first sentence of this Section 9.3): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving an entity pursuant to which the stockholders of such entity immediately preceding such transaction hold less than a majority of the equity interests in the surviving or resulting entity of such transaction; (ii) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) becomes a “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under such Act) (other than the applicable entity), directly or indirectly, of securities of such entity representing fifty percent (50%) or more of the combined voting power of such entity’s then outstanding securities; or (iii) a sale or other disposition by an entity of assets or earning power aggregating a majority of the assets or earning power of such entity or those assets relating primarily to the subject matter of this Agreement.

(b)

(1) Palomar may assign this Agreement as a whole, effective upon written notice to Alma, to a Palomar Affiliate if such Palomar Affiliate assumes, and has the ability to perform, all of the obligations of Palomar under this Agreement, whereupon upon completion of any such permitted assignment, such Palomar Affiliate shall be treated as “Palomar” hereunder for all purposes, or (2) Palomar may assign this Agreement as a whole, and any Palomar Affiliate may assign its rights and obligations hereunder as a whole, effective upon written notice to Alma, to any entity as part of any Assignment provided that such entity assumes, and has the ability to perform, all of the obligations of Palomar or such Palomar Affiliate under this Agreement. Any attempt to assign all or any portion of this Agreement in violation of this Section 9.3(b) shall be void.

(c)

This Agreement shall be binding upon, and inure to the benefit of, the legal representatives, successors and permitted assigns of the Parties (including Alma Affiliates and Palomar Affiliates). For clarity and without limiting the generality of this Section 9.3(c), any permitted assignee of Alma or any Alma Affiliate pursuant to Section 9.3 shall be bound by all of Alma’s or such Alma Affiliate’s, as applicable, obligations hereunder, including its royalty obligations under Section 4.4. Except as otherwise expressly provided herein (including in Sections 3.2(e) and 3.3(d)) and for the potential non-Party indemnitees identified in Section 7, there shall be no third-party beneficiaries, either express or implied, to this Agreement.

9.4.

Severability. Except as otherwise expressly provided herein, if any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable (including the terms of Section 8.6) by a court of competent jurisdiction, then (i) the remainder of this Agreement, or the application of such term, covenant or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law, and (ii) the Parties hereto covenant and agree to renegotiate any such invalid or unenforceable term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

9.5.

Publicity and Disclosure of Terms of this Agreement. The Parties agree that the initial public announcements of the execution of this Agreement shall be in the forms of press releases to be agreed upon by the Parties on or before the Effective Date and attached to the Settlement Agreement. The Parties also agree that Palomar will file a copy of this Agreement with the United States Securities and Exchange Commission and other similar or comparable governmental bodies, authorities or agencies, if necessary.

9.6.

Waivers; Amendments; Supplements. Except as expressly provided herein, no waiver by any Party of a breach of any covenant or condition of this Agreement by any other Party shall be construed to be a waiver of any succeeding breach of the same or any other covenant or condition. Except as otherwise expressly provided herein, this Agreement or any hereunder may not be changed or amended except by a writing expressly referring to this Agreement signed by both Parties.

9.7.

 Jurisdiction. Subject to and without limiting Section 4.7, the Parties hereby irrevocably consent to the exclusive jurisdiction and venue of any state or federal court sitting in the Commonwealth of Massachusetts, over any action or proceeding arising out of or relating to this Agreement or any agreement or document delivered in connection herewith or therewith, and agree that all claims in respect of such action or proceeding may be heard and determined in such state or federal court. Each of the Parties consents to the jurisdiction of such court or courts and agrees that the service upon it of a summons and complaint by ordinary mail shall be sufficient for such court or courts to exercise personal jurisdiction over the Parties. The Parties waive any objection to any action or proceeding in any state or federal court sitting in the Commonwealth of Massachusetts, on the basis of forum non-convenes, lack of personal jurisdiction or otherwise. Notwithstanding the foregoing, if any action or proceeding may not be brought in any such court because all such courts lack subject matter jurisdiction, the Parties may bring such action or proceeding in a court of appropriate jurisdiction.

9.8.

Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of laws; provided that any dispute relating to the scope, validity, enforceability, infringement, patentability or misuse of any Patent shall be governed by, and construed and enforced in accordance with, the substantive laws of the jurisdiction in which such Patent originates, except to the extent such dispute is within the scope of Section 8.6, in which case the provisions of Section 8.6 shall govern such dispute.

9.9.

Certain Expenses. Except as otherwise expressly provided herein, each of the Parties hereto shall bear its own costs and expenses arising out of the negotiation, execution and performance of this Agreement.

9.10.

Cumulative Remedies. Except as otherwise expressly provided herein, no remedy granted to any Party herein shall be exclusive of any other remedy, and each remedy shall be cumulative with every other remedy herein or now or hereafter existing at law, in equity or otherwise.

9.11.

Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

9.12.

Parties Advised by Counsel. This Agreement has been negotiated between unrelated Parties who are sophisticated and knowledgeable in the matters contained in this Agreement and who have acted in their own self interest. In addition, each Party has had the opportunity to seek advice of legal counsel. This Agreement shall not be interpreted or construed against any Party to this Agreement because that Party or any attorney or representative for that Party drafted or participated in the drafting of this Agreement.

9.13.

Compliance. The Parties shall comply with all federal, state and local laws (including regulations, orders and ordinances) now or hereafter enacted, of any jurisdiction in which performance occurs or may occur hereunder. Without limitation, each Party hereby acknowledges that the rights and obligations of this Agreement are subject to the laws and regulations of the United States relating to the export of products and technical information, and it shall comply with all such laws and regulations. Except as otherwise expressly provided herein, each Party shall be solely responsible for its violations of any of the foregoing.

9.14.

Notices. All notices, demands, requests, approvals, consents or other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given: (i) when delivered in person or by courier or confirmed facsimile; (ii) upon confirmation of receipt when sent by certified mail, return receipt requested; or (iii) upon receipt when sent by reputable private international courier with established tracking capability (such as DHL, FedEx, or UPS), postage pre-paid, and addressed as set forth as the case may be, to the noticed Party at the address set forth below, or such other address as a Party may specify by written notice to the other.

Notices shall be sent to Palomar at:	Palomar Medical Technologies
82 Cambridge Street
Burlington, MA 01803
Attention: CEO
Facsimile: (781) 993-2377

with a required copy to:	Palomar Medical Technologies
82 Cambridge Street
Burlington, MA 01803
Attention: General Counsel
Facsimile: (781) 993-2377

and a further required copy to:	Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA 02109
Attention: Kingsley L. Taft, Esq.
Facsimile: (617) 523-1231

and to Alma at:	Alma Lasers, Inc.
485 Half Day Road #100
Buffalo Grove, IL 60089
Attention: CEO
Facsimile: 224-377-2050

9.15.

    Captions, Section Headings. As used in this Agreement, “including” means “including but not limited to”, and “herein”, “hereof” and “hereunder” refer to this Agreement as a whole. The Section headings used herein are for reference and convenience only, and shall not enter into the interpretation of this Agreement. Unless otherwise expressly provided herein, any reference to a number of “days” hereunder shall refer to calendar days. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 2.2” would be part of “Section 2", and references to “Section 2” would also refer to material contained in the section described as “Section 2.2”).

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        IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have each caused its duly authorized representative to execute and deliver this Agreement under seal as of the Effective Date.

PALOMAR MEDICAL TECHNOLOGIES, INC.

By:/s/ Joseph P. Caruso
Name: Joseph P. Caruso
Title: CEO
Date:

ALMA LASERS, INC.

By:/s/ Howard Kelly
Name: Howard Kelly
Title: CEO
Date:

ALMA LASERS, LTD.

By:/s/ Howard Kelly
Name: Howard Kelly
Title: CEO
Date:

Exhibit A
List of Alma Combination Products

Harmony System* (or Lovely System*)

Aria System*

* The system includes a base unit and associated handpieces and accessories.

Narrative Regarding Definition of Alma Combination Products

        By way of example, and without limitation, if an Alma Other Product includes an energy source module that is not an Alma Hair Module, and Alma or one or more Alma Affiliates or Alma Sublicensees begins at some time to market such energy source module for hair removal, such energy source module shall be deemed an Alma Hair Module and all Sales of such Alma product (previously deemed Alma Other Product) shall thereafter be treated as Sales of Alma Hair Products or Alma Combination Products hereunder.

        For clarity and without limitation, a product that was one type of product, e.g., an Alma Other Product, may become another type of product, e.g., an Alma Combination Product, for the reasons described above and in Section 4.4 (e.g., marketing of an energy source module for hair removal). However, product type is determined at the time of Sale. Thus, once a specific example of an Alma product with a unique serial number is Sold, its product type is determined. That is, for example and without limitation, at the time of Sale, if an Alma product is determined to be an Alma Other Product (i.e., it is not capable of containing or using an Alma Hair Module), when a specific Alma Other Product with a unique serial number is Sold it shall remain an Alma Other Product hereunder even if such system is later modified to allow an Alma Hair Module to be Sold for use with such specific Alma Other Product, with such Sale of an Alma Hair Module being subject to Section 4.4(a)(ii). Thereafter, however, such Alma product shall be an Alma Combination Product and future Sales of such product, that would previously have been categorized as Alma Other Products upon their Sale, because they are now capable of using an Alma Hair Module, shall be treated upon Sale as Alma Combination Products hereunder.

        Similarly, if an Alma product is determined to be an Alma Hair Product (i.e., it is not capable of containing or using an Alma Other Module, e.g., the Soprano System), when a specific Alma Hair Product with a unique serial number is Sold it shall remain an Alma Hair Product hereunder even if such system is later modified to allow an Alma Other Module to be Sold for use with such specific Alma Hair Product. Thereafter, however, such Alma product (e.g., modified Soprano System) shall be an Alma Combination Product and future Sales of such product, that would previously have been categorized as Alma Hair Products upon their Sale, because they now may use an Alma Other Module, shall be treated upon Sale as Alma Combination Products hereunder.

        As of and prior to the Effective Date, the Sonata System, the Soprano System and the Soprano XL System are Alma Hair Products because they are capable of using only an Alma Hair Module and are not capable of using an Alma Other Module. As of the Effective Date, the Harmony System and Aria System are each an Alma Combination Product because each is capable of using both at least one Alma Other Module and at least one Alma Hair Module. If Alma markets to its customers that they can “upgrade” the systems they buy to include additional features but means that the customer returns one system (e.g., the Sonata System, the Soprano System or the Soprano XL System) and purchases a new system (e.g., the Harmony System or the Aria System), then the purchase of the new system is a new sale for purposes of calculating royalties, such that royalties are paid both on the sale of the first system and the sale of the new system. Though Alma may market this as an “upgrade”, it does not change the categorization of the Soprano, Soprano XL, Sonata, Harmony or Aria systems. The Soprano, Soprano XL and Sonata Systems remain Alma Hair Products because as of the date of Sale they were not capable of using an Alma Other Module.

Exhibit B
Alma Hair Products

Sonata System* (or Mythos 500TM Hair Removal Diode Laser*)Soprano
System*

Soprano XL System*

* The system includes a base unit and associated handpieces and accessories.

        For clarity and without limitation, in addition to using optical radiation to remove hair, an Alma Hair Product may further use optical radiation for treatment of skin (including treatment of vascular and pigmented lesions, acne, wrinkles, scars and tattoos, and for other dermatological applications), and other treatment or cosmetic purpose(s).

Exhibit C Anderson Patents

Issued Patents

U.S. Patent Nos. 5,595,568 & 5,735,844

European Patent Nos. EP 0 806 913 B1; EP 1 230 900 B1 & EP 1 219 258 B1 (all validated in France, Germany, Great Britain, Italy, and Spain)

Chinese Patent No. ZL96191751.2

Japanese Patent No. 3,819,025

Canadian Patent No. 2,210,720

Hong Kong Patent No. 1048754

Pending Applications

Canada: Appl. No. 2,550,682

Europe: Appl. No. EP040077257 (Div of EP Appl. No. 02 07 6295.1)

Japan: Appl. No. 2005-311144 (Div of JP 3,819,025)

All Patent equivalents of each of the foregoing in other jurisdictions.

Exhibit D Royalty Calculation Flow Charts

Alma
Other
Product?

No Royalty

YES

Alma
Hair Product?

royalty1 on
100% of Net Sales

Any
Alma
Hair Modules?

NO

No Royalty

One or more
Alma Other
Modules

Only One
Alma
Hair Module?

royalty1 on
100% of Net Sales

royalty1 on
50% of Net Sales

YES

YES

YES

NO

YES

NO

NO

Original Sale of Alma Product

Section 4

Alma Combination

Product

2 or more Alma

Hair Modules:

royalty1 on
70% of Net Sales

NO

LIBC/2903855.2

And so on …

Footnotes

1 The royalty rate shall equal 9.5% of Net Sales accruing before the Effective Date, 8.5% of Net Sales accruing on or after the Effective Date and before

January 1, 2008 and 7.5% of Net Sales accruing on or after January 1, 2008.

After Original Sale of Alma
Combination Product (Section 4.4(c))

Only one
Alma
Hair Module?

No Royalty

YES

One or more
Alma Other
Modules3

2 or more
Alma
Hair Modules?

royalty2 on
100% of Aggregate Net Sales

royalty2 on
50% of Aggregate Net Sales

royalty2 on
70% of Aggregate Net Sales

YES

NO

NO

YES

YES

NO

Later sale of
Alma Hair Module

or Alma Other Module

?

NO

After Original Sale of Alma Hair
Product (Section 4.4(a))

Later sale of

Alma
Other Module

No Royalty owed for

Alma Other Module

and no refund for royalties

already paid

YES

NO

Later sale of
additional Alma
Hair Modules?

NO

royalty2 on 100% of Net Sales of
Alma Hair Module only

YES

After Original Sale of Alma Other Product (Section
4.4(b))

Market existing
energy source module
for hair
removal?

Later
modify & sell
Alma Hair Module
for Use
therewith?

No Royalty

No Royalty

royalty2 on 100% of Net Sales of
Alma Hair Module only

NO

NO

YES

YES

And so on …

Footnotes (continued)

2 The royalty rate shall equal 9.5% of Net Sales

or Aggregate Net Sales, as applicable, accruing

before the Effective Date, equal 8.5% of Net Sales

or Aggregate Net Sales, as applicable, accruing

on or after the Effective Date and before

January 1, 2008 and 7.5% of Net Sales or

Aggregate Net Sales, as applicable, accruing

on or after January 1, 2008.

3 For this flow-chart, the number of Alma Modules

shall be determined by taking into account

all of the Alma Modules associated with the

applicable Alma Combination Product (including

the Alma Module that constitutes the later sale),

per Section 4.4(c)(iii).

Exhibit E
Royalty Payments Owed On Alma Combination Products

        The examples set forth in this Exhibit are for clarification purposes only and are not intended to be limiting in any way.

        Example One (based on activities occurring after the Effective Date but before January 1, 2008):

        After the Effective Date, Alma Sells an Alma Combination Product (“Product One”), e.g., a Harmony System, without an Alma Hair Module and with only an Alma Other Module, e.g., a Long-Pulsed Nd:YAG Treatment Head (1064nm). The Net Sales attributable to such Sale is $100. No royalty is owed Palomar on such Sale.

        Alma then Sells an Alma Hair Module, e.g., an AFT Treatment Head for Hair Removal (650-950nm), for use with Product One, with Net Sales attributable to the Sale of such Alma Hair Module of $40. The Aggregate Net Sales for Product One, with the Alma Other Module and the Alma Hair Module, is $140. Alma owes Palomar royalties of $5.95 ($140 x 50% x 8.5%).

        Alma then Sells a second Alma Hair Module for use with Product One, with Net Sales attributable to the Sale of such Alma Hair Module of $32. The Aggregate Net Sales for Product One, with the Alma Other Module and the two Alma Hair Modules, is $172. Alma has paid Palomar the previous royalty of $5.95. The total amount of royalty now owed is $10.23 ($172 x 70% x 8.5%), so Alma owes Palomar royalties of $4.28 ($10.23 — $5.95).

        Alma then Sells a second Alma Other Module, e.g., Pulsed UVB Treatment Head, for use with Product One, with Net Sales attributable to the Sale of such Alma Other Module of $28. The Aggregate Net Sales for Product One, with the two Alma Other Modules and the two Alma Hair Modules, is $200. Alma has paid Palomar the previous royalty of $10.23. The total amount of royalty now owed is $11.90 ($200 x 70% x 8.5%), so Alma owes Palomar royalties of $1.67 ($11.90 — $10.23).

        Example Two (based on activities occurring after the Effective Date but before January 1, 2008):

        After the Effective Date, Alma Sells an Alma Combination Product (“Product Two”), e.g., a Harmony System, with only an Alma Hair Module. The Net Sales attributable to such Sale is $160. Alma owes Palomar royalties of $13.60 ($160 x 100% x 8.5%).

        Alma then Sells an Alma Other Module, e.g., Q-Switched Nd:YAG Treatment Head, for use with Product Two, with Net Sales attributable to the Sale of such Alma Other Module of $90. The Aggregate Net Sales for Product Two, with the Alma Hair Module and the Alma Other Module, is $250. Alma has paid Palomar the previous royalty of $13.60. The total amount of royalty now owed is $10.63 ($250 x 50% x 8.5%), so Alma may take a credit of $2.97 ($13.60 — $10.63) on future royalty payments owed Palomar.

        Alma then Sells a second Alma Hair Module and a second Alma Other Module, e.g., Pixel Er:YAG, for use with Product Two, with Net Sales attributable to both those Sales of Alma Modules of $112. The Aggregate Net Sales for Product Two, with the four Alma Modules, is $362. Alma has paid Palomar a total royalty of $10.63, first paying $13.60 and then taking a credit of $2.97. The total amount of royalty now owed is $21.54 ($362 x 70% x 8.5%), so Alma owes Palomar royalties of $10.91 ($21.54 — $10.63).

        Example Three (based on activities occurring after the Effective Date but before January 1, 2008):

        After the Effective Date, Alma Sells an Alma Combination Product (“Product Three”), e.g., a Harmony System, with an Alma Hair Moduleand an Alma Other Module, e.g., Er:YAG Treatment Head. The Net Sales attributable to such Sale is $190. Alma owes Palomar royalties of $8.08 ($190 x 50% x 8.5%).

        Alma then Sells an Alma Other Module, e.g., Near Infrared, for use with Product Three, with Net Sales attributable to the Sale of such Alma Other Module of $70. The Aggregate Net Sales for Product Three, with the Alma Hair Module and the two Alma Other Modules, is $260. Alma has paid Palomar the previous royalty of $8.08. The total amount of royalty now owed is $11.05 ($260 x 50% x 8.5%), so Alma owes Palomar royalties of $2.97 ($11.05 — $8.08).

        Alma then Sells a second Alma Hair Module for use with Product Three, with Net Sales attributable to the Sale of such Alma Hair Module of $75. The Aggregate Net Sales for Product Three, with the four Alma Modules, is $335. Alma has paid Palomar the previous royalty of $11.05. The total amount of royalty now owed is $19.93 ($335 x 70% x 8.5%), so Alma owes Palomar royalties of $8.88 ($19.93 — $11.05).

Appendix A
Gillette Agreement

Appendix B
MGH Agreement

LIBC/2903957.6